UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Home BancShares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HOME BANCSHARES, INC.

719 Harkrider Street, Suite 100

Conway, Arkansas 72032

(501) 328-4770

Internet Site: www.homebancshares.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 17, 2014

The Annual Meeting of Shareholders of Home BancShares, Inc. (the “Company”) will be held on April 17, 2014, at 6:30 p.m. (CDT) at the Little Rock Marriott, located at 3 Statehouse Plaza, Little Rock, Arkansas, for the following purposes:

(1)	To elect directors for a term of one year.

(2)	To provide an advisory (non-binding) vote approving the Company’s compensation of its named executive officers.

(3)	To ratify the appointment of BKD, LLP as the Company’s independent registered public accounting firm for the next fiscal year.

(4)	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record on February 28, 2014, will be entitled to vote at the meeting or any adjournments thereof. A list of shareholders will be available for inspection at the office of the Company at 719 Harkrider Street, Suite 100, Conway, Arkansas, 72032, beginning two business days after the date of this notice and continuing through the meeting. The stock transfer books will not be closed.

The 2013 Annual Report to Shareholders is included in this publication.

By Order of the Board of Directors

C. RANDALL SIMS
Chief Executive Officer

Conway, Arkansas

March 7, 2014

YOUR VOTE IS IMPORTANT

PLEASE EXECUTE YOUR PROXY WITHOUT DELAY

HOW TO VOTE IF YOU ARE A SHAREHOLDER OF RECORD

Your vote is important. You can save the Company the expense of a second mailing by voting promptly. Shareholders of record can vote by telephone, on the Internet, by mail or by attending the Annual Meeting and voting by ballot as described below. (Please note: if you are a beneficial owner of shares held in the name of a bank, broker or other holder, please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.)

The Internet and telephone voting procedures are designed to authenticate shareholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return your proxy card. Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day and will close at 1:00 a.m. Central time on April 17, 2014.

VOTE BY TELEPHONE

You can vote by calling the toll-free telephone number on your proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

VOTE ON THE INTERNET

You also can choose to vote on the Internet by visiting the website for Internet voting printed on your proxy card. Easy-to-follow prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote on the Internet, you can also request electronic delivery of future proxy materials.

VOTE BY MAIL

If you choose to vote by mail, simply mark your proxy, date and sign it, and return it to Computershare in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card to Home BancShares, Inc., c/o Computershare, P. O. Box 43101, Providence, Rhode Island, 02940-5067.

VOTING AT THE ANNUAL MEETING

The method by which you vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Meeting.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

HOME BANCSHARES, INC.

719 Harkrider Street, Suite 100

Conway, Arkansas 72032

(501) 328-4770

Internet Site: www.homebancshares.com

PROXY STATEMENT

This Proxy Statement and the accompanying proxy card are being mailed in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Home BancShares, Inc. (the “Company”) for use at the Annual Meeting of Shareholders. This Proxy Statement and the accompanying proxy card were first mailed to shareholders of the Company on or about March 7, 2014.

This introductory section is a summary of selected information from this Proxy Statement and may not contain all of the information that is important to you. To better understand the nominees being solicited for directors and the proposals that are submitted for a vote, you should carefully read this entire document and other documents to which we refer.

The proxies being solicited by this Proxy Statement are being solicited by the Company. The expense of soliciting proxies, including the cost of preparing, assembling and mailing the material submitted with this Proxy Statement, will be paid by the Company. The Company will also reimburse brokerage firms, banks, trustees, nominees and other persons for the expense of forwarding proxy material to beneficial owners of shares held by them of record. Solicitations of proxies may be made personally or by telephone, electronic communication or facsimile, by directors, officers and regular employees, who will not receive any additional compensation in respect of such solicitations.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be Held on April 17, 2014:

The Notice and Proxy Statement and the Annual Report on Form 10-K

are available at www.edocumentview.com/homb.

ABOUT THE ANNUAL MEETING

When and Where Is the Annual Meeting?

Date:	Thursday, April 17, 2014
Time:	6:30 p.m., Central Daylight Time
Location:	Little Rock Marriott, 3 Statehouse Plaza, Little Rock, Arkansas

What Matters Will Be Voted Upon at the Annual Meeting?

At our Annual Meeting, shareholders will be asked to:

•	consider and vote on a proposal to elect the nominees listed in this proxy statement as directors for a term of one year;

•	consider and vote on a proposal to approve, on an advisory (non-binding) basis, the Company’s compensation of its named executive officers;

•	consider and vote on a proposal to ratify the appointment of BKD, LLP as the Company’s independent registered public accounting firm for the next fiscal year; and

•	transact such other business as may properly come before the meeting or any adjournments thereof.

Who Is Entitled to Vote?

Only shareholders of record at the close of business on the record date, February 28, 2014, are entitled to receive the Notice of Annual Meeting and to vote the shares of common stock that they held on that date at the Meeting or at any postponement or adjournment of the Meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted on. As of the close of business on February 28, 2014, there were 65,132,691 shares of the Company’s common stock outstanding.

Who Can Attend the Meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the Meeting, and each may be accompanied by one guest. Seating is limited and will be on a first-come, first-served basis. Registration will begin at 5:30 p.m., and seating will be available at approximately 6:00 p.m.

No cameras, electronic devices, large bags, briefcases or packages will be permitted at the Meeting.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the Meeting.

What Constitutes a Quorum?

The presence at the Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the Company to conduct its business. As of the record date, 65,132,691 shares of common stock of the Company were outstanding. Proxies received, but marked as abstentions and broker non-votes, will be included in the calculation of the number of shares considered to be present at the Meeting.

Can a Shareholder Nominate a Director?

The Nominating and Corporate Governance Committee (“Nominating Committee”) of the Board of Directors will consider a candidate properly and timely recommended for directorship by a shareholder or group of shareholders of the Company. The recommendation must be submitted by one or more shareholders that have beneficially owned, individually or as a group, 2% or more of the outstanding common stock for at least one year as of the date the recommendation is submitted. Shareholder recommendations must be submitted to the Secretary of the Company in writing via certified U.S. mail not less than 120 days prior to the first anniversary of the date of the Proxy Statement relating to the Company’s previous Annual Meeting. Shareholder recommendations for the Annual Meeting of Shareholders in 2015 must be received by the Company by November 7, 2014. Recommendations must be addressed as follows:

Home BancShares, Inc.

Attn: Corporate Secretary

P.O. Box 966

Conway, Arkansas 72033

DIRECTOR CANDIDATE RECOMMENDATION

Generally, candidates for a director position should possess:

•	relevant business and financial expertise and experience, including an understanding of fundamental financial statements;

•	the highest character and integrity and a reputation for working constructively with others;

•	sufficient time to devote to meetings and consultation on Board matters; and

•	freedom from conflicts of interest that would interfere with their performance as a director.

The full text of our “Policy Regarding Director Recommendations by Stockholders” and “Nominating and Corporate Governance Committee Directorship Guidelines and Selection Policy” are published on our website at www.homebancshares.com and can be found under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”

How Can I Communicate Directly with the Board?

Shareholder communications to the Board of Directors, any committee of the Board of Directors, or any individual director must be sent in writing via certified U.S. mail to the Corporate Secretary at the following address:

Home BancShares, Inc.

Attn: Corporate Secretary

P.O. Box 966

Conway, Arkansas 72033

Our “Stockholder Communications Policy” is published on the Company’s website at www.homebancshares.com and can be found under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”

How Do I Vote?

The enclosed proxy card indicates the number of shares you own. There are four ways to vote:

•	By Internet at the website shown on your proxy card; we encourage you to vote this way.

•	By toll-free telephone at the number shown on your proxy card.

•	By completing and mailing your proxy card.

•	By written ballot at the Meeting.

If you vote by Internet or telephone, your vote must be received by 1:00 a.m. Central time on April 17, 2014. Your shares will be voted as you indicate. If you do not indicate your voting preferences, Randy E. Mayor and Brian S. Davis will vote your shares FOR all of the director nominees, FOR Proposal 2 and FOR Proposal 3.

If You Vote by Telephone or on the Internet, You Do NOT Need to Return Your Proxy Card.

If you complete and properly sign the accompanying proxy card and return it to the Company, or tender your vote via telephone or the Internet, it will be voted as you direct. If you attend the Meeting, you may deliver your completed proxy card in person. A proxy duly executed and returned by a shareholder, and not revoked prior to or at the Meeting, will be voted in accordance with the shareholder’s instructions on such proxy.

If your shares are held in “street name,” you will need to contact your broker or other nominee to determine whether you will be able to vote by telephone or Internet.

If My Shares Are Held By a Broker or Nominee, Do I Need to Instruct the Broker or Nominee How to Vote My Shares?

Yes. If you hold shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Under current stock exchange rules, brokers who do not have instructions from their customers may not use their discretion in voting their customers’ shares on certain specific matters which are not considered to be “routine” matters, including the election of directors, executive compensation and other significant matters. The proposals in this Proxy Statement to elect directors and to approve on an advisory basis the Company’s executive compensation are not considered to be routine matters. Thus, if you do not give your broker or nominee specific instructions with respect to each of these matters, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

The ratification of BKD, LLP as the Company’s independent registered public accounting firm is considered a routine matter, and therefore, if you do not give your broker or nominee specific instructions with respect to this proposal, your broker or nominee will have the discretionary authority to vote your shares on this proposal.

What Are the Board’s Recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with each proposal in this Proxy Statement. In summary, the Board recommends a vote:

•	For the election of the nominated slate of directors (see pages 6-36).

•	For the approval, on an advisory (non-binding) basis, of the Company’s compensation of its named executive officers (see page 37).

•	For the ratification of the appointment of BKD, LLP as the Company’s independent registered public accounting firm (see pages 38-40).

What Other Business May Be Brought Before the Meeting?

As of the date of this Proxy Statement, the Board knows of no other business that may properly be, or is likely to be, brought before the Annual Meeting. With respect to any other matter that properly comes before the Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, at their own discretion.

What Vote Is Required to Approve Each Proposal?

•	Election of Directors. The affirmative vote of a plurality of the votes cast in person or by proxy at the Annual Meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more of the directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

•	Other Proposals. For each other proposal, the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting, assuming a quorum is present, will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have no effect on the outcome of the vote.

The authorized common stock of the Company consists of 100,000,000 shares at $0.01 par value. As of the close of business on February 28, 2014, there were 65,132,691 shares eligible to vote.

Can I Change My Vote After I Return the Proxy Card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the Meeting in person and so request, although attendance at the Meeting will not by itself revoke a previously granted proxy.

What Should I Do If I Receive More Than One Set Of Voting Materials?

You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxies or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account. If you are a registered owner and your shares are registered in more than one name, you will receive more than one proxy card. Please vote each proxy and instruction card that you receive.

Where Can I Find The Voting Results Of The Annual Meeting?

The Company will publish final voting results of the Annual Meeting in a Current Report on Form 8-K filed with the Securities and Exchange Commission within four business days after the Annual Meeting on April 17, 2014.

What Do I Need To Do Now?

First, read this Proxy Statement carefully. Then, if you are a registered owner of shares of our common stock as of February 28, 2014, you should, as soon as possible, submit your proxy by executing and returning the proxy card or by voting by telephone or on the Internet. If you are the beneficial owner of shares held in “street name,” then you should follow the voting instructions of your broker or other nominee. Your shares will be voted in accordance with the directions you specify. If you submit an executed proxy card to the Company but fail to specify voting directions, your shares will be voted in accordance with the recommendations of the Board of Directors.

You Should Carefully Read this Proxy Statement in its Entirety.

PROPOSAL ONE – ELECTION OF DIRECTORS

Our Restated Articles of Incorporation provide that the number of directors shall not be less than two nor more than fifteen, with the exact number to be fixed by the shareholders or the Board. The Board of Directors proposes that the nominees for directors described below be elected for a term of one year and until their successors are duly elected and qualified. All nominees are currently serving as directors.

Each of the nominees has consented to serve the term for which he is nominated. If any nominee becomes unavailable for election, which is not anticipated, the directors’ proxies will vote for the election of such other person as the Board may nominate, unless the Board resolves to reduce the number of directors to serve on the Board and thereby reduce the number of directors to be elected at the meeting.

The Board of Directors Recommends that Shareholders Vote

FOR

Each of the Nominees Listed Herein

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

The names of the Company’s directors and executive officers as of February 28, 2014, and their respective ages and positions are listed in the table below.

Name	Age	Positions Held with Home BancShares, Inc.	Positions Held with Centennial Bank
John W. Allison	67	Chairman of the Board	Chairman of the Board

C. Randall Sims	59	Chief Executive Officer and Director	Chief Executive Officer, President, and Director

Randy E. Mayor	49	Chief Financial Officer, Treasurer, and Director	Chief Financial Officer and Director

Brian S. Davis	48	Chief Accounting Officer and Investor Relations Officer	—

Kevin D. Hester	50	Chief Lending Officer	Chief Lending Officer and Director

Milburn Adams	71	Director	Director

Robert H. Adcock, Jr.	65	Vice Chairman of the Board	Vice Chairman of the Board

Richard H. Ashley	58	Director	Director

Dale A. Bruns	71	Director	Director

Richard A. Buckheim	70	Director	—

Jack E. Engelkes	64	Director	Director

James G. Hinkle	65	Director	—

Alex R. Lieblong	63	Director	Advisory Director

Robert F. Birch, Jr.	64	—	Regional President

Tracy M. French	52	—	Regional President

Russell D. Carter, III	38	—	Regional President

NOMINEES FOR DIRECTOR

The director nominees consist of the eleven current members of the Board. The biography of each of the nominees below contains information regarding the person’s service as a director, business experience, including but not limited to director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Nominating Committee and the Board to determine that the person should serve as a director.

During 2008 and 2009, the Company combined the charters of the Company’s former bank subsidiaries – First State Bank, Community Bank, Twin City Bank, Marine Bank, Bank of Mountain View and Centennial Bank (of Little Rock) – into a single charter and adopted Centennial Bank as the common name. As used in the following biographies and elsewhere in this Proxy Statement, any reference to our “former bank subsidiaries” or to any of the six banks named in this paragraph refers to the Company’s separately chartered bank subsidiary or subsidiaries as they existed prior to the merger of the banks into a single charter.

John W. Allison	Director Since 1998

John W. Allison is the co-founder and has been Chairman of the Board of Home BancShares since 1998. He also serves on the Asset/Liability Committee of Home BancShares. From 1998 to 2009, he served as Chief Executive Officer of Home BancShares. Mr. Allison has more than 30 years of banking experience, including service as Chairman of First National Bank of Conway from 1983 until 1998, and as a director of First Commercial Corporation from 1985 (when First Commercial acquired First National Bank of Conway) until 1998. At various times during his tenure on First Commercial’s board, Mr. Allison served as the Chairman of that company’s Executive Committee and as Chairman of its Asset Quality Committee. Prior to its sale to Regions Financial Corporation in 1998, First Commercial was a publicly traded company and the largest bank holding company headquartered in Arkansas, with approximately $7.3 billion in assets. Mr. Allison is a successful business owner with extensive experience in the management of banks and bank holding companies. As the founder and former Chief Executive Officer of Home BancShares, he has intimate knowledge of the issues facing our management, and he has been a guiding figure in the development of Home BancShares and its growth strategy. He is also the largest individual shareholder of Home BancShares, which the Board of Directors believes aligns his interests with those of our shareholders.

C. Randall Sims	Director Since 1998

C. Randall Sims was named Chief Executive Officer of Home BancShares in 2009. Since 1998, Mr. Sims has been and continues to be Chief Executive Officer and President of Centennial Bank (formerly First State Bank) and a director of Home BancShares. He also serves as a member of Asset/Liability Committee of Home BancShares. From 1998 to 2009, he served as Secretary of Home BancShares. Prior to joining First State Bank, Mr. Sims was an executive vice president with First National Bank of Conway. He holds a Juris Doctor degree from the University of Arkansas at Little Rock School of Law and a Bachelor of Arts degree in accounting and business administration from Ouachita Baptist University in Arkadelphia, Arkansas. He attended the Graduate School of Banking at the University of Wisconsin and is an honor graduate of the American Bankers Association National Commercial Lending School held at the University of Oklahoma. Mr. Sims formerly served as a Trustee at the University of Central Arkansas and was Chairman of the Conway Christian School Board for 17 years. He is currently serving on the Board of Trustees at Ouachita Baptist University. Mr. Sims’ educational background in accounting, business, law and banking provides him a wide-ranging set of skills for the management of a public company such as Home BancShares. He has served as Chief Executive Officer for our bank subsidiary for over 15 years and has extensive banking and executive experience. As Chief Executive Officer of the holding company and the bank and as a long-time director of both entities and other organizations, he brings knowledge of the day-to-day management of the Company as well as expertise in many areas, including financial, corporate governance, risk assessment, and operational matters.

Randy E. Mayor	Director Since 2009

Randy E. Mayor joined Home BancShares in 1998 as Executive Vice President and Finance Officer and became our first Chief Financial Officer in 2004. Mr. Mayor has been Chief Financial Officer and Treasurer of Home BancShares since 2004 and a director of Home BancShares since 2009. He currently serves as Chairman of the Asset/Liability Committee. Since 1998, he has also served as Chief Financial Officer and as a director of Centennial Bank (formerly First State Bank). Mr. Mayor is a certified public accountant and has more than 27 years of banking experience. From 1988 to 1998, he held various positions at First National Bank of Conway, a subsidiary of First Commercial, including Senior Vice President and Finance Officer from 1992 to 1998. He holds a bachelor of business administration degree from the University of Central Arkansas and is a graduate of the American Bankers Association National Commercial Lending School held at the University of Oklahoma. Mr. Mayor has extensive experience in financial and accounting matters relating to banks and bank holding companies. As our first and only Chief Financial Officer, he provides an in-depth understanding of the Company’s financial condition on a current and historical basis, as well as experience with internal controls, risk assessment, and management of the financial affairs of a public company.

Milburn Adams	Director Since 2011

Milburn Adams has been a director of Home BancShares since October 2011 and a director of Centennial Bank (formerly First State Bank) since 2004. He was appointed to the Audit Committee and the Compensation Committee of Home BancShares in January 2012. Prior to Mr. Adams’ service with First State Bank, he spent 13 years with the Arkansas Department of Education, serving as an Area Supervisor of Special Education and Director of Evaluation and Admissions at the Arkansas School for the Deaf. This experience was followed by 19 years of service in the manufactured home business. From 1982 to 1986, he was responsible for the administration, sales, manufacturing, and distribution of manufactured homes throughout an eight state area as General Manager of Squire Homes. Mr. Adams was the President of Spirit Homes, Inc. of Conway, Arkansas, from 1986 to 1997. He served as a Division President of Cavalier Homes, Inc. from 1997 to 2000, when Spirit Homes was acquired by Cavalier Homes, Inc. of Alabama. Mr. Adams is an experienced business person, managing and operating several businesses in the central Arkansas area and has substantial knowledge of the banking business through his over nine years of service on the board of our bank subsidiary.

Robert H. Adcock, Jr.	Director From 1998 to 2003 and Since 2007

Robert H. Adcock, Jr. has been a director and Vice Chairman of Home BancShares since July 2007. He also serves on the Audit Committee, Asset/Liability Committee and Nominating and Corporate Governance Committee of Home BancShares. Mr. Adcock is a co-founder of Home BancShares with Mr. Allison. He previously served as a director and Vice Chairman of Home BancShares from 1998 to 2003. In June 2003, Mr. Adcock stepped down from the Board of Directors of Home BancShares to become the Arkansas State Bank Commissioner. He was reappointed as Vice Chairman of Home BancShares in July 2007 upon completion of his four-year term as Arkansas State Bank Commissioner. Mr. Adcock retired from the First National Bank of Conway, Arkansas, in 1996 after more than 20 years of service. He presently operates a farming operation in Gould (Lincoln County), Arkansas, and has many real estate holdings in the Conway, Arkansas, area. Mr. Adcock has an extensive background in banking, and as a co-founder of Home BancShares, he has a vast knowledge of the Company and our markets. His experience as Arkansas State Bank Commissioner gives him particular insight into regulatory matters affecting the Company and the bank, as well as contacts in the banking industry throughout Arkansas.

Richard H. Ashley	Director Since 2004

Richard H. Ashley has been a director of Home BancShares since 2004 and served as Vice Chairman from 2006 to July 2007. He also serves on the Asset/Liability Committee and the Compensation Committee of Home BancShares. He has served as a director of Centennial Bank since February 2009. He served as a director of the former Twin City Bank from 2000 until its charter was merged into Centennial Bank in 2009, and as Chairman of Twin City Bank from 2002 to 2009. From 2007 to 2009, he was a director of Entergy Arkansas, Inc., an electric public utility company. Mr. Ashley is President and owner of the Ashley Company, a privately held company involved in land development and investment in seven states throughout the United States since 1978. Mr. Ashley has extensive experience and knowledge with respect to real estate and real estate financing, which is a significant part of our lending. He has substantial banking experience through his over 13 years of service on the boards of Centennial Bank and our former subsidiary bank, Twin City Bank. In addition, his service on the Compensation Committee of Home BancShares has enhanced his knowledge of public company executive compensation matters.

Dale A. Bruns	Director Since 2004

Dale A. Bruns has been a director of Home BancShares since 2004 and a director of Centennial Bank (formerly First State Bank) since 1998. Mr. Bruns also served as a director of the former Twin City Bank from 2000 to 2009. Mr. Bruns is the chairman of the Compensation Committees for Home BancShares and Centennial Bank, and is a member of the Nominating and Corporate Governance Committee and the Asset/Liability Committee of Home BancShares. Prior to his service with First State Bank, he served as a director of the First National Bank of Conway from 1985 to 1998. Mr. Bruns has owned and operated several McDonald’s restaurants located in Central Arkansas. He is also the owner of Central Arkansas Sign Company, Inc. He currently serves on the board of the Arkansas McDonald’s Self Insurance Trust. He is a past member of the McDonald’s National Operator advisory board of directors. Mr. Bruns is an experienced business person, owning and operating multiple businesses. He has significant experience in the banking industry and knowledge of our local markets, having served as a bank director in central Arkansas for over 27 years. As Chairman of our Compensation Committee for the past eight years, he has substantial knowledge of issues relating to public company oversight of executive compensation matters.

Richard A. Buckheim	Director Since 2005

Richard A. Buckheim has been a director of Home BancShares since 2005. He also serves on the Compensation Committee of Home BancShares. From 2000 until December 2008 when the Marine Bank charter was merged into Centennial Bank (formerly First State Bank), he served as Chairman of the Board of Marine Bank and served on the bank’s compensation committee. He currently serves as Regional Chairman of Centennial Bank for the bank’s Florida region. Mr. Buckheim formerly owned two restaurants in Key West, Florida. Prior to moving to Key West, he founded and served as President of Buckheim and Rowland, Inc., a Michigan-based advertising and marketing company with offices in Ann Arbor and Detroit, Michigan, New York, New York, and Melbourne, Florida. Mr. Buckheim has extensive experience in banking and a particular knowledge of our south Florida market area through his service as Chairman of our former bank subsidiary, Marine Bank. He also provides a valuable background in advertising and marketing, as well as executive experience, as former president of the multistate advertising and marketing company that he founded and as a former business owner.

Jack E. Engelkes	Director Since 2004

Jack E. Engelkes has been a director of Home BancShares since 2004 and a director of Centennial Bank (formerly First State Bank) since 1998. He also serves as Chairman of the Audit Committee and a member of the Compensation Committee of Home BancShares. From 1995 to 1998, he served as a director of First National Bank of Conway. Since 1990, Mr. Engelkes has served as managing partner in the accounting firm of Engelkes and Felts, Ltd. He has been a director of the Conway Regional Medical Center since 2005 and served as Chairman of the Conway Regional Medical Center Board during 2011 and 2012. He also served as Chairman of the Board of Conway Regional Health Foundation in 2006. In addition, Mr. Engelkes has been a director of the Conway Development Corporation since 2000. Mr. Engelkes holds a bachelor’s degree in Business and Economics from Hendrix College in Conway. Mr. Engelkes is a certified public accountant and has extensive knowledge and experience in accounting, auditing and financial reporting. He has a strong understanding of the banking business, and particularly the Company, through his combined service over the past 18 years as a director of Home BancShares, our subsidiary bank and First National Bank of Conway. Based on that service and his other directorships, he offers valuable experience with respect to corporate governance and compensation matters.

James G. Hinkle	Director Since 2005

James G. Hinkle has been a director of Home BancShares since 2005. Mr. Hinkle currently serves as a member of the Audit Committee of Home BancShares and has previously served on our Asset/Liability Committee. He has over 32 years of banking experience. He served as Chairman of the former Bank of Mountain View from 2005 until its charter was merged into Centennial Bank in 2009. From 1995 to 2005, he served as President of Mountain View BancShares, Inc., until the company’s merger into Home BancShares. He served as President of the Bank of Mountain View from 1981 to 2005. From 1996 to 2003 Mr. Hinkle served on the Arkansas Game and Fish Commission. In 2003, Mr. Hinkle became a director of the National Wild Turkey Federation, a national nonprofit conservation and hunting organization. Mr. Hinkle has a lengthy background in banking and executive management through his long-time service as an officer and director of the former Bank of Mountain View and Mountain View Bancshares. In addition, he has particular knowledge of the Company’s customer base in our north central Arkansas market.

Alex R. Lieblong	Director Since 2003

Alex R. Lieblong has been a director of Home BancShares since 2003. He has served as an advisory director of Centennial Bank (formerly First State Bank) since 2002, and he served as a director of First State Bank from 1998 to 2002. He also serves as Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee of Home BancShares. Mr. Lieblong currently serves on the board of directors of Ballard Petroleum, a privately held energy company. Since 1997, Mr. Lieblong has been an owner and general principal in the brokerage firm of Lieblong & Associates, Inc. Prior to Lieblong & Associates, Inc., he held management positions with Paine Webber, Merrill Lynch, and E.F. Hutton. Mr. Lieblong was a founder and has been managing partner of Key Colony Fund, L.P., a hedge fund, since 1998. He served as a director of Deltic Timber from 1997 to February 2007. He also served as a director of Lodgian, Inc., a publicly traded owner and operator of hotels, from 2006 to 2010. Mr. Lieblong has extensive experience in the financial services industry and over a decade of experience as a director of other publicly traded and privately held companies. He has substantial knowledge of financial, regulatory, corporate governance and other matters affecting public companies which the Board of Directors believes is valuable to the Company.

EXECUTIVE OFFICERS

The biography below of each of our executive officers who is not a member of our Board of Directors contains information regarding the person’s business experience, including but not limited to positions held currently or at any time during the last five years.

Robert F. Birch, Jr.

Robert F. Birch, Jr. currently serves as a regional president for Centennial Bank. He served as the President and Chief Executive Officer and a director of our former bank subsidiary, Twin City Bank, from 2000 when he helped found the bank until June 2009 when the charter was merged into Centennial Bank (formerly First State Bank). Mr. Birch has over 44 years of banking experience. He began his banking career in 1970 with the original Twin City Bank, which was eventually sold to an out-of-state institution. He is a graduate of the University of Arkansas at Little Rock and the University of Colorado School of Bank Marketing in Boulder. Mr. Birch serves on the boards of Philander Smith College, the Arkansas Art Center and Baptist Health Foundation.

Russell D. Carter, III

Russell D. Carter, III currently serves as a regional president for Centennial Bank. He has over 14 years of banking experience. He holds a Juris Doctor degree with honors from the University of Arkansas at Little Rock’s William H. Bowen School of Law and a Bachelor of Arts degree in finance from Arkansas State University in Jonesboro, Arkansas. He is an alumnus of the Graduate School of Banking at Louisiana State University in Baton Rouge. Mr. Carter is the current speaker of the Arkansas House of Representatives, where he is serving his third term.

Brian S. Davis

Brian S. Davis joined Home BancShares in 2004 as Director of Financial Reporting and added Investor Relations Officer to his responsibilities in 2006. In 2010, he was promoted to Chief Accounting Officer while continuing to serve as Investor Relations Officer. He is a certified public accountant and has 22 years of banking experience, which includes serving as Vice President of Finance for Simmons First National Corporation, Controller of Simmons First Mortgage Company, and Assistant Vice President of Finance for Worthen Banking Corporation. He spent the first four years of his career with the accounting firm of BKD, LLP. Mr. Davis is a graduate of the University of Arkansas at Fayetteville.

Tracy M. French

Tracy M. French currently serves as a regional president for Centennial Bank. He was the President and Chief Executive Officer and a director of our former bank subsidiary, Community Bank, from 2002 to 2009. Mr. French has over 29 years of banking experience. He is a graduate of the University of Arkansas at Fayetteville and the Southwestern Graduate School of Banking at Southern Methodist University.

Kevin D. Hester

Kevin D. Hester joined Centennial Bank (formerly First State Bank) in 1998 as Executive Vice President of Lending, and became Chief Lending Officer of Home BancShares in 2010. He has more than 28 years of banking experience. From 1985 to 1998, Mr. Hester held various positions at First Commercial Corporation, including Executive Vice President of Lending at First Commercial’s Kilgore, Texas, affiliate. Mr. Hester is a graduate of the University of Central Arkansas with a bachelor’s degree in accounting and is an honor graduate of the National Commercial Lending School in Norman, Oklahoma. He is a former board member of the National Association of Government Guaranteed Lenders (NAGGL) and is still active within the organization.

CORPORATE GOVERNANCE

Duties of the Board

The Board of Directors has the responsibility to serve as the trustee for the shareholders. It also has the responsibility for establishing broad corporate policies and for the overall performance of the Company. The Board, however, is not involved in day-to-day operating details. Members of the Board are kept informed of the Company’s business through discussion with the Chief Executive Officer and other officers, by reviewing analyses and reports sent to them quarterly, and by participating in Board and Committee meetings.

Corporate Governance Guidelines and Policies

We believe that good corporate governance helps ensure that the Company is managed for the long-term benefit of its shareholders. We continue to review our corporate governance policies and practices, corporate governance rules and regulations of the Securities and Exchange Commission (the “SEC”), and the listing standards of the NASDAQ Global Select Market on which our common stock is traded. The Board has adopted various corporate governance guidelines and policies to assist the Board in the exercise of its responsibilities to the Company and its shareholders. The guidelines and policies address, among other items, director independence and director qualifications. You can access and print our corporate governance guidelines and policies, including the charters of our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, our Corporate Code of Ethics for Directors, Executive Officers and Employees and other Company policies and procedures required by applicable law or regulation, on our website at www.homebancshares.com under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”

Director Independence

NASDAQ rules require that a majority of the directors of NASDAQ-listed companies be “independent.” An “independent director” generally means a person other than an officer or employee of the listed company or its subsidiaries, or any other individual having a relationship, which, in the opinion of the listed company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Certain categories of persons are deemed not to be independent under the NASDAQ rules, such as persons employed by the listed company within the last three years, and persons who have received (or whose immediate family members have received) payments exceeding a specified amount from the listed company within the last three years, excluding payments that are not of a disqualifying nature (such as compensation for board service, payments arising solely from investments in the listed company’s securities, and benefits under a tax-qualified retirement plan). NASDAQ rules impose somewhat more stringent independence requirements on persons who serve as members of the audit committee or the compensation committee of a listed company.

Of the eleven persons who currently serve on our Board of Directors, we believe that Messrs. Adams, Adcock, Ashley, Bruns, Buckheim, Engelkes, Hinkle and Lieblong are “independent” for purposes of NASDAQ rules. Messrs. Allison, Mayor and Sims are not considered independent because they are officers of Home BancShares. The Board has also determined that no member of the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee has any material relationship with the Company (either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with the Company) and that all members of these committees meet the criteria for independence under the NASDAQ listing standards.

Board Structure and Role in Risk Oversight

The Board of Directors has since 2009 separated the positions of Chairman and Chief Executive Officer (“CEO”). The primary purpose of installing a separate CEO in addition to the Chairman was to facilitate and strengthen the succession of management of the Company. This separation of Chairman and CEO also allows for greater oversight of the Company by the Board. The Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board, as disclosed in the description of each of the committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our directors, officers, and employees. We believe our Code of Ethics is reasonably designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of conflicts of interest, full, fair and accurate disclosure in filings and other public communications made by us, compliance with applicable laws, prompt internal reporting of ethics violations, and accountability for adherence to the Code of Ethics. This Code of Ethics is published in its entirety on our website at www.homebancshares.com under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.” We will post on our website any amendment to this code and any waivers of any provision of this code made for the benefit of any of our senior executive officers or directors.

BOARD MEETINGS AND COMMITTEES OF THE BOARD

The business of the Company is managed under the direction of the Board of Directors, who meet on a regularly scheduled basis during the calendar year to review significant developments affecting the Company and to act on matters that require Board approval. Special meetings are also held when Board action is required on matters arising between regularly scheduled meetings. Written consents to action without a meeting may be obtained if the Company deems it more appropriate.

All members of the Board are strongly encouraged to attend each meeting of the Board and meetings of the Board Committees on which they serve, as well as the Annual Meeting. The Board of Directors held four regularly scheduled meetings and four special meetings during calendar year 2013. During this period each current Board member participated in at least 75% of the aggregate of the meetings of the Board and the committees on which the director served. In addition, nine of the eleven current Board members attended the Company’s Annual Meeting in 2013. Our “Director Attendance Policy” is published on our website at www.homebancshares.com under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”

Our Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Asset/Liability Committee. Committee members are elected annually by the Board and serve until their successors are elected and qualified or until their earlier resignation or removal.

The following table discloses the Board members who serve on each of the Board’s committees and the number of meetings held by each committee during calendar year 2013.

Committees of the Board

	Audit	Compensation	Nominating and Corporate Governance	Asset/Liability

Milburn Adams	X	X

Robert H. Adcock, Jr.	X		X	X

John W. Allison				X

Richard H. Ashley		X		X

Dale A. Bruns		Chair	X	X

Richard A. Buckheim		X

Jack E. Engelkes	Chair	X

James G. Hinkle	X

Alex R. Lieblong	X		Chair

Randy E. Mayor				Chair

C. Randall Sims				X

Number of Meetings	4	2	1	4

Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibility relating to the integrity of our accounting and financial reporting processes and our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of our internal audit function and our independent auditors. In fulfilling its duties, the Audit Committee, among other things:

•	prepares the Audit Committee report for inclusion in the annual proxy statement;

•	appoints, compensates, retains and oversees the independent auditors;

•	pre-approves all auditing and appropriate non-auditing services performed by the independent auditor;

•	discusses with the internal and independent auditors the scope and plans for their respective audits;

•	reviews the results of each quarterly review and annual audit by the independent auditors;

•	reviews the Company’s financial statements and related disclosures in the Company’s quarterly and annual reports prior to filing with the SEC;

•	reviews the Company’s policies with respect to risk assessment and risk management;

•	reviews the Company’s internal controls, the results of the internal audit program, and the Company’s disclosure controls and procedures and quarterly assessment of such controls and procedures;

•	establishes procedures for handling complaints regarding accounting, internal accounting controls, and auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding such matters; and

•	reviews the Company’s legal and regulatory compliance programs.

The Board of Directors has adopted a written charter for the Audit Committee that meets the applicable standards of the SEC and NASDAQ. A copy of the Audit Committee Charter is published on our website at www.homebancshares.com under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”

The Audit Committee is comprised of Jack E. Engelkes, Chairman, Milburn Adams, Robert H. Adcock, Jr., James G. Hinkle and Alex R. Lieblong. The Board has determined that each member of the Committee satisfies the independence requirements of the NASDAQ listing standards, that each member of the Committee is financially literate, knowledgeable and qualified to review financial statements, and that Mr. Engelkes has the attributes of an “audit committee financial expert” as defined by the regulations of the SEC.

Compensation Committee

The Compensation Committee aids the Board in discharging its responsibility with respect to the compensation of our executive officers and directors. The Compensation Committee is responsible for evaluating and approving the Company’s compensation plans and policies and for communicating the Company’s compensation policies to shareholders in our annual proxy statement. In fulfilling its duties, the Compensation Committee, among other things:

•	reviews and approves corporate goals and objectives relevant to the compensation of our CEO;

•	evaluates the performance and determines the annual compensation of the CEO in accordance with these goals and objectives;

•	reviews and approves the amounts and terms of the annual compensation for our other executive officers;

•	reviews and approves employment agreements, severance agreements or arrangements, retirement arrangements, change in control agreements/provisions and special supplemental benefits for the executive officers;

•	reviews and makes recommendations to the Board with respect to incentive based compensation plans and equity based plans, and establishes criteria for and grants awards to participants under such plans;

•	reviews and recommends to the Board the compensation for our directors; and

•	reviews and recommends to the Board that the Compensation Discussion and Analysis be included in the annual proxy statement and Form 10-K annual report.

The Board of Directors has adopted a written charter for the Compensation Committee that meets the applicable standards of the SEC and NASDAQ. The Compensation Committee Charter is published on our website at www.homebancshares.com under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”

The Compensation Committee is comprised of Dale A. Bruns, Chairman, Milburn Adams, Richard H. Ashley, Richard A. Buckheim and Jack E. Engelkes. The Board has determined that each member of the Committee satisfies independence requirements of the NASDAQ listing standards and Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Compensation Committee charter authorizes the Committee to delegate to subcommittees of the Committee any responsibility the Committee deems necessary or appropriate. The Committee shall not, however, delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.

The Chairman, after consulting with executive officers and others, makes recommendations to the Committee regarding the form and amount of compensation paid to each executive officer. Additionally, the Chairman, the CEO and our Chief Financial Officer (“CFO”) attend the Committee meetings and answer questions and provide information to the Committee as requested. This normally includes a history of the primary compensation components for each executive officer, including an internal pay equity analysis. The Committee then considers the recommendations of the Chairman, the information provided by the CEO and CFO, historical compensation of each executive, and other factors. Based on this information, the Committee sets the compensation for the executive officers, except for the Chairman, CEO and CFO, which it recommends to the Board of Directors. The executive officers do not make any recommendations with regard to director compensation. Although the executive officers are involved in the process of evaluating compensation, including their own, the final decision is made by the Committee or the Board. The Committee understands the inherent conflict in obtaining information from the Chairman and executive officers, but believes that this information is valuable in determining the appropriate compensation. The CEO is not present during the Committee’s deliberations or voting regarding his compensation.

Historically, the Committee meets subsequent to year end to finalize discussion regarding the Company’s performance goals for the previous and current year with respect to performance-based compensation to be paid to executive officers and to approve its report for the annual proxy statement. These goals are approved within 90 days of the beginning of the year. Each year in December and/or January, the Committee generally discusses any new compensation issues, the compensation, bonus and incentive plan award analyses and the engagement of a compensation consultant for annual executive and director compensation. The Committee also meets in December and/or January to:

1.	review and discuss the recommendations made by the Chairman;

2.	review the performance of the Company and the individual officers;

3.	review the level to which the Company’s performance goals were attained and approve short-term cash bonus and long-term incentive awards; and

4.	determine the executive officers’ base salaries for the following year.

Management also advises the full Board, including the Committee members, throughout the year of new issues and developments regarding executive compensation.

Compensation Committee Interlocks And Insider Participation

During 2013, Messrs. Bruns, Adams, Ashley, Buckheim and Engelkes served as members of the Compensation Committee. None of these five directors during 2013 or at any previous time served as an officer or employee of Home BancShares or our bank subsidiary. During 2013, none of our executive officers served as a director or member of the compensation committee (or group performing equivalent functions) of any other entity for which any of our independent directors served as an executive officer. See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” for information concerning transactions during 2013 involving Mr. Ashley.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee develops and maintains the corporate governance policies of the Company. The Committee’s responsibilities include, among other things:

•	developing and maintaining the Company’s corporate governance policies;

•	identifying, screening and recruiting qualified individuals to become Board members;

•	making recommendations regarding the composition of the Board and its committees;

•	assisting the Board in assessing the Board’s effectiveness;

•	assisting management in preparing the disclosures regarding the Committee’s operation to be included in the Company’s annual proxy statement; and

•	reviewing and approving all related party transactions required to be disclosed in our annual proxy statement.

The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee that meets the applicable standards of the SEC and NASDAQ. The Nominating and Corporate Governance Committee Charter is published on our website at www.homebancshares.com under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”

The Nominating and Corporate Governance Committee is comprised of Alex R. Lieblong, Chairman, Robert H. Adcock, Jr. and Dale A. Bruns. The Board has determined that all members of the Committee satisfy independence requirements of the NASDAQ listing standards. The Nominating and Corporate Governance Committee met on January 17, 2014, to select director nominees to be voted on at the Annual Meeting.

Director Candidate Qualifications

The Nominating and Corporate Governance Committee Directorship Guidelines and Selection Policy outlines the qualifications the Committee looks for in a director nominee. Generally, the candidate should possess:

•	relevant business and financial expertise and experience, including an understanding of fundamental financial statements;

•	the highest character and integrity and a reputation for working constructively with others;

•	sufficient time to devote to meetings and consultation on Board matters; and

•	freedom from conflicts of interest that would interfere with performance as a director.

More specifically, the Nominating Committee seeks candidates who possess various qualifications, skills, or other factors it deems appropriate. These factors may include leadership experience in business or other relevant fields, knowledge of the Company and the financial services industry, experience in serving as a director of another financial institution or public company generally, education, wisdom, integrity, analytical ability, familiarity with and participation in the communities served by the Company and its subsidiaries, commitment to and availability for services as a director, and any other factors the Committee deems relevant.

Director Nominations Process

After assessing and considering prevailing business conditions of the Company, legal and listing standard requirements for Board composition, the size and composition of the current Board, and the skills and experience of current Board members, any of the Chairman, the Nominating Committee or any Board member may identify the need to add a Board member or to fill a vacancy on the Board. The Committee identifies qualified director nominees from among persons known to the members of the Committee, by reputation or otherwise, and through referrals from trusted sources, including senior management, existing Board members, shareholders and independent consultants hired for such purpose. The Committee may request that senior officers of the Company assist the Committee in identifying and assessing prospective candidates who meet the criteria established by the Board. The Committee will consider director candidates recommended by shareholders in accordance with the procedures set forth in the Company’s policy regarding director recommendations by shareholders. This policy is described above under the caption “Can a Shareholder Nominate a Director?” and is published on our website at www.homebancshares.com under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.” The Committee intends to evaluate any candidate recommended by a shareholder in the same manner in which it evaluates candidates recommended by other sources, according to the criteria described below.

The Nominating Committee evaluates candidates based upon the candidate’s qualifications, recommendations, or other relevant information, including a personal interview. The Nominating Committee has determined that the Board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of the Board in its oversight of the Company. The Board believes it should be comprised of persons with skills in areas such as banking, finance, accounting, sales and marketing, law, strategic planning and leadership of large, complex organizations. The Nominating Committee prefers a mix of background and experience among the Board’s members but does not follow any ratio or formula to determine the appropriate mix. Rather, it uses its judgment to identify nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to the high standards of Board service to the Company.

In addition to the targeted skill areas, the Nominating Committee looks for a strong record of achievement in key knowledge areas that it believes are critical for directors to add value to a Board including:

•	Strategy – knowledge of the Company’s business model, the formulation of corporate strategies, knowledge of key competitors and banking markets;

•	Leadership – skills in coaching senior executives and the ability to assist in their development;

•	Organizational issues – understanding of strategy implementation, management processes, group effectiveness and organizational design;

•	Relationships – understanding how to interact with investors, regulatory bodies, and communities in which the Company operates;

•	Functional – understanding of finance matters, financial statements and auditing procedures, technical expertise, legal issues, information technology and marketing; and

•	Ethics – the ability to identify and raise key ethical issues concerning the activities of the Company and senior management as they affect the business community and society.

The Committee meets to consider and approve the candidates to be presented to the Board. The Committee then presents its proposed nominees to the full Board. The Board considers the recommendations of the Committee and approves candidates for nomination.

The Nominating and Corporate Governance Committee Directorship Guidelines and Selection Policy is published on our website at www.homebancshares.com under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”

Asset/Liability Committee

Our Asset/Liability Committee consists of Randy E. Mayor, Chairman, Robert H. Adcock, Jr., John W. Allison, Richard H. Ashley, Dale A. Bruns and C. Randall Sims. The Asset/Liability Committee meets quarterly and is primarily responsible for:

•	development and control over the implementation of liquidity, interest rate and market risk management policies;

•	review of interest rate movements, forecasts, and the development of the Company’s strategy under specific market conditions; and

•	continued monitoring of the overall asset/liability structure of our bank subsidiary to minimize interest rate sensitivity and liquidity risk.

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DIRECTOR COMPENSATION

The following table sets forth elements of compensation awarded to or paid by us to our non-employee directors during the fiscal year ended December 31, 2013:

Director Compensation Table

Name	Fees earned or paid in cash(1)	Stock awards(2)(3)	Option awards(3)		Non-equity incentive plan compensation	Change in pension value and nonqualified compensation earnings	All other compensation		Total
Milburn Adams	$33,444	$34,500	—		—	—	—		$67,944
Robert H. Adcock, Jr.	31,804	34,500	—		—	—	—		66,304
Richard H. Ashley	67,866	34,500	—		—	—	—		102,366
Dale A. Bruns	62,863	34,500	$68,800	(4)	—	—	$10,000	(4)	176,163
Richard A. Buckheim	42,850	34,500	—		—	—	—		77,350
Jack E. Engelkes	39,892	34,500	—		—	—	—		74,392
James G. Hinkle	25,600	34,500	—		—	—	—		60,100
Alex R. Lieblong	18,100	34,500	—		—	—	—		52,600

(1)	Includes Company Board of Directors and committee retainers and fees, subsidiary bank director fees, subsidiary bank advisory board fees and subsidiary bank committee fees.
(2)	On January 18, 2013, we awarded each non-employee director 2,000 restricted shares of our common stock with a fair market value on the date of grant of $17.25 per share (as adjusted for the 2-for-1 forward stock split paid to holders of our common stock in June 2013). These restricted shares vest in three equal annual installments beginning on January 18, 2014.
(3)	As of December 31, 2013, each of our non-employee directors, except Mr. Adams, held 2,666 restricted shares of our common stock and the following aggregate number of outstanding options to acquire our common stock: Mr. Ashley, 2,376; Mr. Bruns, 20,475; Mr. Buckheim, 2,376; Mr. Engelkes, 7,365; Mr. Hinkle, 2,376; and Mr. Lieblong, 16,988. Mr. Adams held 2,000 restricted shares of our common stock as of December 31, 2013. Neither Mr. Adams nor Mr. Adcock held any options to acquire our common stock as of December 31, 2013.
(4)	On April 18, 2013, Mr. Bruns received a Chairman’s Award presented at the Company’s Annual Meeting of shareholders. The award to Mr. Bruns consisted of $10,000 in cash and options to purchase 20,000 shares (split adjusted) of our common stock at an exercise price of $19.08 per share (split adjusted). These options vest in five equal annual installments beginning on April 18, 2014. The fair market value of these options on the date of grant was $3.44 per share (split adjusted) computed in accordance with FASB ASC Topic 718.

During 2013, we paid each of our non-employee directors and our Chairman an annual retainer of $8,000. The chairmen of the holding company Audit and Compensation Committees received an additional annual retainer of $2,500 and $625, respectively. We paid each of our non-employee directors $2,000 for each meeting of the holding company Board attended and our Chairman of the Board $4,000 for each holding company Board meeting attended during 2013. Directors serving on the holding company Audit or Compensation Committees received $400 and $1,000, respectively ($800 and $2,000 for the chairman, respectively), for each meeting attended of those committees. Directors serving on other holding company Board committees received $250 ($500 for the chairman) for each meeting attended of those other committees. Only our non-employee directors and our Chairman of the Board received committee attendance fees during 2013.

The compensation paid to our Chairman of the Board and our other employee directors is included in the Compensation Discussion & Analysis and the related executive compensation tables in this Proxy Statement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Banking Transactions. Most of our directors and officers, as well as the firms and businesses with which they or members of their immediate families are associated, are customers of our bank subsidiary. Our bank subsidiary and former bank subsidiaries have engaged in a variety of loan transactions in the ordinary course of business with individuals and their families and businesses, and it is anticipated that such transactions will occur in the future. In the case of all such related party transactions in 2013, each transaction was approved by either the Audit Committee, the Nominating and Corporate Governance Committee, the Board of Directors or the bank subsidiary’s board of directors. These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable loans with persons not related to us. In the opinion of our management, those loan transactions do not involve more than a normal risk of collectability or present other unfavorable features.

We believe that all extensions of credit by our bank subsidiary to its directors and officers and to directors and officers of the Company, either directly or as guarantors, were made in conformity with the requirements of Federal Reserve Board Regulation O. As of December 31, 2013, the aggregate amount outstanding on these loans, including available borrowings, was approximately $30.5 million, of which approximately $20.5 million was attributable to the largest borrowing relationship. None of these loans are nonaccrual, past due 90 days or more, restructured or potential problems.

Real Estate Transactions. We lease certain of our properties from persons who are affiliated with us. The property used by our Marketing and Sales Department in Conway, Arkansas, is leased from First Real Estate LTD Partnership LLLP, which includes one of our directors, Robert H. Adcock, Jr. Additionally, we lease the land for a banking office in Lakewood Village Shopping Center in North Little Rock, Arkansas, from Conservative Development Company, a corporation controlled, through common ownership, by Richard H. Ashley, who is one of our directors. During 2013, the aggregate payments we made, directly or indirectly, to each of the named persons for the various leases described above were less than $120,000.

Other Transactions. On June 14, 2013, we and an unaffiliated third party purchased an airplane owned by Capital Buyers, a company owned by our Chairman, John W. Allison. We paid a purchase price of $500,000 for a 50% ownership interest in the plane. In connection with the purchase, we and the third party each agreed to contribute $50,000 annually, and Mr. Allison agreed to contribute $25,000 annually, toward the fixed cost of the plane. Each of us, the third party and Mr. Allison will share an aggregate time allotment for use of the plane, split 40%, 40% and 20%, respectively. Any user that goes over its or his time allotment will be billed at a rate of $600 per hour. In addition, we and the third party purchaser granted Mr. Allison an option to purchase a 25% ownership interest (12.5% from each of us and the third party) in the plane at a mutually agreed upon price. We also entered into a lease agreement with Mr. Allison on June 13, 2013 to lease a hangar for the airplane for an aggregate annual rent of $9,000.

We believe the terms of each of the agreements above are no less favorable to us than we could have obtained from an unaffiliated third party. We expect we will continue to engage in similar banking and business transactions in the ordinary course of business with our directors, executive officers, principal shareholders and their associates. All proposed related party transactions are presented to the Nominating and Corporate Governance Committee of our Board of Directors for consideration and approval. The Committee approved each of the transactions described above. The Committee does not currently have any formal policies or procedures with respect to its review, approval, or ratification of related party transactions, but considers each related party transaction or proposed related party transaction on a case-by-case basis. According to its charter, the Committee follows the definition of “related party transaction” provided in the SEC’s regulations under the Securities Act of 1933.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities and Exchange Act of 1934, as amended, requires each director, officer, and any individual beneficially owning more than 10 percent of the Company’s common stock to file reports on Forms 3, 4, and 5 disclosing beneficial ownership and changes in beneficial ownership of the common stock of the Company with the SEC within specified time frames. These specified time frames require the Form 3’s to be filed on or before the effective date of the issuer’s registration statement or within 10 days after the person becomes a reporting person. Changes in ownership must be filed on Form 4 within two business days of the transaction. Based solely on information provided to the Company by individual directors and officers, we believe that all our Section 16 filers complied with the filing requirements during the fiscal year, except as follows: One Form 4 report for Alex R. Lieblong disclosing a disposition of 2,492 shares of the Company’s common stock acquired upon his exercise of stock options was not filed timely due to a communication error.

PRINCIPAL SHAREHOLDERS OF THE COMPANY

The following table sets forth certain information as of January 31, 2014, concerning the number and percentage of shares of our common stock beneficially owned by our directors, our named executive officers, and all of our directors and executive officers as a group, and by each person known to us who beneficially owned more than 5% of the outstanding shares of our common stock.

Information in this table is based upon “beneficial ownership” concepts described in the rules issued under the Securities Exchange Act of 1934. Under these rules, a person is deemed to be a beneficial owner of any shares of our common stock if that person has or shares “voting power,” which includes the power to vote or direct the voting of the shares, or “investment power,” which includes the right to dispose or direct the disposition of the shares. Thus, under the rules, more than one person may be deemed to be a beneficial owner of the same shares. A person is also deemed to be a beneficial owner of any shares as to which that person has the right to acquire beneficial ownership within 60 days from January 31, 2014.

Except as otherwise indicated, all shares are owned directly, and the named person possesses sole voting and investment power with respect to his shares. The address for each of our directors and named executive officers is c/o Home BancShares, Inc., 719 Harkrider Street, Suite 100, Conway, Arkansas 72032.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Shares Outstanding (1)

5% or greater holders:

John W. Allison (2)(6)	5,031,756	7.64%

T. Rowe Price Associates, Inc. (3)	4,880,738	7.50%

BlackRock, Inc. (4)	4,036,198	6.20%

The Vanguard Group (5)	3,419,837	5.25%

Directors and named executive officers:

Milburn Adams	62,000	*

Robert H. Adcock, Jr. (7)	978,231	1.49%

Richard H. Ashley (6)(8)	2,462,965	3.74%

Robert F. Birch (6)(9)	226,082	*

Dale A. Bruns (6)(10)	324,063	*

Richard A. Buckheim (6)(11)	106,084	*

Jack E. Engelkes (6)(12)	179,860	*

Tracy M. French (6)(13)	130,532	*

James G. Hinkle (6)(14)	349,232	*

Alex R. Lieblong (6)(15)	1,126,743	1.71%

Randy E. Mayor (16)	210,675	*

C. Randall Sims (17)	262,314	*

All directors and executive officers as a group (16 persons) (6)	11,540,469	17.52%

*	Less than 1%.
(1)	The percentage of our common stock beneficially owned was calculated based on 65,131,732 shares of our common stock outstanding as of January 31, 2014. The percentage assumes that the person in each row has exercised all options that are exercisable by that person or group within 60 days of January 31, 2014.

(2)	Mr. Allison’s address is c/o Home BancShares, Inc., 719 Harkrider Street, Suite 200, Conway, Arkansas 72032. Mr. Allison is also Chairman of the Board of Directors of the Company. Includes 427,680 shares owned by Mr. Allison’s spouse, 383,932 shares owned by Mr. Allison’s son, 8,136 shares held in Mr. Allison’s IRA, 43,761 shares of restricted stock and 33,664 shares owned by Capital Buyers, a company that is owned by Mr. Allison.
(3)	Based on information as of December 31, 2013, obtained from a Schedule 13G/A filed with the SEC on or about February 11, 2014, by T. Rowe Price Associates, Inc., located at 100 E. Pratt Street, Baltimore, Maryland 21202 (“Price Associates”). The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Price Associates’ Schedule 13G/A. These securities are owned by various individual and institutional investors for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(4)	Based on information as of December 31, 2013, obtained from a Schedule 13G/A filed with the SEC on or about January 29, 2014, by BlackRock, Inc., located at 40 East 52nd Street, New York, New York 10022 (“BlackRock”). The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in BlackRock’s Schedule 13G/A.
(5)	Based on information as of December 31, 2013, obtained from a Schedule 13G filed with the SEC on or about February 11, 2014, by Vanguard Group, Inc., located at P.O. Box 2600, V26, Valley Forge, Pennsylvania 19482-2600 (“Vanguard”). The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Vanguard’s Schedule 13G.
(6)	Includes shares that may be issued upon the exercise of vested common stock options, as follows: Mr. Allison, 398,740 shares; Mr. Ashley, 2,376 shares; Mr. Birch, 53,842 shares; Mr. Bruns, 475 shares; Mr. Buckheim, 2,376 shares; Mr. Engelkes, 7,365 shares; Mr. French, 44,000 shares; Mr. Hinkle, 2,376 shares; Mr. Lieblong, 16,988 shares; and all directors and executive officers as a group, 542,582 shares.
(7)	Includes 37,159 shares held in Mr. Adcock’s IRA account, 730,579 shares owned by the Robert H. Adcock Trust, 176,640 shares owned by the Carol Adcock Trust, and 1,999 shares of restricted stock.
(8)	Includes 7,391 shares held in Mr. Ashley’s IRA, 12,835 shares owned by Mr. Ashley’s spouse, 3,668 shares owned by the IRA of Mr. Ashley’s spouse, 1,234,480 shares owned by Conservative Development Company, a corporation of which Mr. Ashley is president, 1,750 shares owned by Square Associates, LLC, a company of which Mr. Ashley is a partner, 1,999 shares of restricted stock, and 544 shares for which Mr. Ashley is custodian for his children.
(9)	Includes 1,373 shares owned by Mr. Birch’s spouse, 10,300 shares of restricted stock, 13 shares held in Mr. Birch’s Simple IRA, and 121,085 shared owned by the Bob Birch Trust.
(10)	Includes 1,999 shares of restricted stock.
(11)	Includes 1,999 shares of restricted stock.
(12)	Includes 90,981 shares owned by Mr. Engelkes’ spouse, 22,360 shares for which Mr. Engelkes is custodian for his children, 1,999 shares of restricted stock, and 2,066 shares held in Mr. Engelkes’ Simple IRA.
(13)	Includes 19,486 shares owned by Mr. French’s 401(k) plan, 13,961 shares held in Mr. French’s IRA and 18,334 shares of restricted stock.
(14)	Includes 338,604 shares owned by the James G. Hinkle Revocable Trust and 1,999 shares of restricted stock.
(15)	Includes 714,730 shares that are owned by Key Colony Fund L.P., a hedge fund of which Mr. Lieblong is the managing partner and 1,999 shares of restricted stock.
(16)	Includes 17,460 shares owned by Mr. Mayor’s 401(k) plan, 10,192 shares of restricted stock and 30,190 shares held in Mr. Mayor’s IRA.
(17)	Includes 57,658 shares held in Mr. Sims’ IRA, 11,014 shares of restricted stock and 15,860 shares owned by Mr. Sims’ 401(k) plan.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The following Compensation Discussion and Analysis provides information regarding the Company’s compensation program for our “named executive officers.” Our “named executive officers” are our CEO, our CFO and our three other most highly-compensated executive officers, which for 2013 consisted of our Chairman and two regional presidents of our bank subsidiary. Specific information regarding the compensation paid to each named executive officer during each of the past three years is disclosed in the Summary Compensation Table on page 31 of this proxy statement. The following information includes an overview of our compensation philosophy and guiding principles, the components of our executive compensation, and a more detailed discussion of the compensation of our Chairman and our CEO.

Our compensation program is designed to attract and retain key management for the Company and our bank subsidiary, motivate high performance with a view toward long-term growth and success of the Company, and align management with the interests of our shareholders. Our executive compensation consists of base salary, short-term incentives in the form of annual cash bonus awards, long-term incentives in the form of equity awards under the Company’s Amended and Restated 2006 Stock Option and Performance Incentive Plan, retirement and insurance benefit plans and certain perquisites. The short-term incentive awards are closely linked to the Company’s or our bank subsidiary’s financial performance compared with the Company’s or the bank’s strategic goals for each year or to the executive’s contributions to other operational achievements during the year. Our long-term incentive awards, which may be granted on a fixed basis or a performance basis tied to annual and/or multi-year cumulative performance goals of the Company or our bank subsidiary, encourage the alignment of senior management’s goals with those of our shareholders, with the ultimate goal of increasing overall shareholder value. The opportunity to earn annual cash bonus awards and long-term equity awards provides a mix of variable compensation that integrates the Company’s short-term and long-term goals, as well as helps to attract and retain executive officers.

Salary payments to our named executive officers during 2013 ranged from $265,000 to $360,000, an increase of 6% to 12% over 2012 base pay for each named executive except our Chairman, John W. Allison, whose salary was unchanged from the prior year. For 2013, we paid annual cash bonuses to each of the named executive officers, except Mr. Allison, ranging from 42% to 50% of the executive’s 2013 base salary, which represented at or near the maximum annual bonus amount for which each executive was eligible. The 2013 cash bonus awards were based primarily on the officers’ contributions to our record earnings during 2013 and the completion of our acquisition of Liberty Bancshares, Inc.

The Compensation Committee historically has granted restricted stock and stock options under the Company’s Amended and Restated 2006 Stock Option and Performance Incentive Plan to our executive officers in the form of regular and performance-based awards as a means of rewarding the executives for past performance, providing a long-term incentive for future performance and aligning management with the interests of our shareholders. On January 18, 2013, the Committee granted stock options for 20,000 shares (split adjusted) of our common stock to each of Mr. Allison and a regional president of our bank subsidiary who is a named executive officer, Tracy M. French, along with 4,000 restricted shares (split adjusted) of our common stock to Mr. French. The Committee also granted options for an additional 30,000 shares (split adjusted) of our common stock to Mr. Allison in lieu of a salary increase for 2013. As of September 30, 2013, the Company met certain cumulative diluted earnings per share goals established by the Committee in connection with performance-based awards for a total 16,000 restricted shares (split adjusted) of our stock common stock granted by the Committee in August 2012 to each our named executive officers, except Mr. Allison. These awards will now vest entirely (or “cliff” vest) on September 30, 2016. An additional 16,000 shares (split adjusted) of restricted stock granted by the Committee in August 2012 to the same named executives will “cliff” vest on the third anniversary of the grant date. On January 17, 2014, the Committee awarded 40,000 restricted shares of our common stock to Mr. Allison in recognition of his contributions toward our acquisition of Liberty Bancshares, Inc. and 3,000 restricted shares of our common stock to Mr. French for his continued efforts related to our FDIC-assisted acquisitions and our acquisitions of Vision Bank and Premier Bank in 2012. The Committee believes these awards provide a long-term performance incentive to and further align the interests of these executive officers with those of our shareholders.

Overview of Compensation Philosophy and Program

The Compensation Committee, composed entirely of independent directors, administers the Company’s executive compensation program. The role of the Committee is to oversee the Company’s compensation and benefit plans and policies, administer its stock plans, and review and approve annually all compensation decisions related to the named executive officers and our Board members. The Committee submits its decisions with regard to the Chairman, CEO and CFO to the Board for their ratification.

The Committee recognizes the importance of compensation and performance and seeks to reward performance with cost-effective compensation that aligns employee efforts with the business strategy of the Company and with the interest of the shareholders. The Committee also recognizes that the compensation should assist the Company in attracting and retaining key executives critical to its long-term success.

The following principles guide the Committee:

•	Compensation levels should be sufficiently competitive to attract and retain key management for the bank and holding company. The Company hires experienced bank executives that have a track record in the market. Competition is strong for these talented and experienced people. The compensation package must be strong and competitive in that market.

•	Compensation should relate directly to performance and responsibility. Compensation should vary with the performance and responsibility of the individual. It should always be proportional to the contribution to the Company’s success.

•	Short-term incentive compensation should motivate high performance. The Company uses the cash bonus plan to motivate individuals with roles and responsibilities that give them the ability to directly impact the Company’s performance and strategic direction. The incentive compensation should not cause the individual to take excessive and unnecessary risks that would threaten the institution.

•	The Company’s Stock Option and Performance Incentive Plan should align management with shareholders’ interests. Awards of stock options, restricted stock or other forms of long-term compensation should encourage management to focus on the long-term growth and success of the Company. It should provide management with a meaningful stake in the Company and the prospects of a long-term career.

The Committee receives regular updates on our business results from management and reviews the quarterly financial statements and projections to assess whether executive compensation continues to be properly balanced with and supportive of our business objectives. The Committee may also review information, including reported revenue, profit levels, market capitalization and disclosed governance practices, regarding comparably-sized bank holding companies in a peer group to assess our comparative performance and organizational structure. The Committee uses management updates and peer information as tools to evaluate the connection between executive compensation and our performance as a business. This information is reviewed in a subjective manner. There is no implied direct or formulaic linkage between peer information and our compensation decisions. The Committee takes the view that a close connection between compensation and performance objectives encourages our executives to make decisions that will result in significant positive short-term and long-term returns for our business and our shareholders without providing an incentive either to take unnecessary risks or to avoid opportunities to achieve long-term benefits even though they may reduce short-term benefits for the named executive officers, the business or our shareholders.

Based on these reports and assessments, the Committee annually evaluates both the short-term and long-term performance compensation for the named executive officers to ensure alignment with our business objectives. The Committee also works closely with management regarding long-term equity incentives, including performance based equity awards, which emphasize shareholder returns while providing enhanced retention value for key executives.

Benchmarking Against A Peer Group

The Committee in the past has compared total compensation levels for the executive officers to the compensation paid to executives in a peer group. The Committee annually considers the need for a peer analysis and reviews peer compensation as the Committee deems necessary. The Committee did not perform a peer compensation review or engage a compensation consultant during 2013 to advise the Committee on setting the compensation of our executive officers. For 2013, the Committee evaluated and considered the overall performance and achievements of the Company and, for our regional bank presidents, the performance of the bank in each designated region, as well as the individual’s performance and recommendations by the Chairman.

Consideration of Shareholder Advisory “Say-on-Pay” Vote

At our Annual Meeting in 2013, the shareholders approved, on an advisory basis, the compensation of our named executive officers for 2012, as disclosed in last year’s proxy statement (98.5% of votes cast). We value this endorsement by our shareholders of our executive compensation policies. The Committee has considered the results of this advisory vote on executive compensation, and we have followed the same philosophy in determining our current executive compensation of maintaining competitive executive pay that rewards performance and encourages management to focus on the long-term growth and success of the Company by providing them an equity stake in the Company that aligns their interests with our shareholders. The Company has included in this Proxy Statement a similar proposal providing for an advisory vote to approve the compensation of our executives in accordance with the shareholders’ recommendation. See “PROPOSAL TWO – ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION.”

Components of Compensation

The key elements of the Company’s executive compensation program are:

•	Base salary

•	Short-term incentives (bonuses)

•	Long-term incentive compensation (options/restricted stock)

•	Retirement and insurance benefit plans

•	Certain defined perquisites

The Company tries to determine the proper mix of base, short-term and long-term incentive compensation. In our markets there are a number of national, regional and community banks. The competition for experienced executives in banking is strong. The Committee understands that being a public company that can offer equity incentives and a community banking philosophy puts the Company in a competitive position for strong management. The public market for the stock and its easily accessible value is a positive factor in aligning management’s interest with that of the shareholders and making them meaningful stakeholders.

Base Salary

Base salaries historically have been targeted at comparable levels for peer companies and adjusted to recognize varying levels of responsibility, individual performance, individual banking region performance if appropriate and internal equity issues. The Committee reviews the base salaries of the executive officers annually. This base salary provides the foundation for a total compensation package that is required to attract, retain and motivate the officers. Generally, base salaries are not directly related to specific measures of performance, but are determined by experience, the scope and complexity of the position, current job responsibilities, and salaries of competing banks. The Committee did not use benchmarking in 2013. In January 2013, the Committee approved base salary increases for 2013 of $15,000 to $30,000, or 6% to 12% of 2012 base salary, for each of our named executives, except Mr. Allison. The Committee granted stock options to Mr. Allison in lieu of a salary increase for 2013. See “Compensation of the Chairman” for more information regarding the equity awards to Mr. Allison. In January 2014, the Committee approved base salary increases for 2014 of 8% to 11% for each of our named executives, except Mr. Allison. The salaries to our Chairman, CEO and CFO were approved by the Board.

Short-term Incentives

An annual cash bonus plan is intended to reward individual performance for that year. The Compensation Committee evaluates a number of performance criteria for the Company or the bank and considers the overall profitability of the Company before determining the awards. Specifically, the Committee reviews the individual performance of the officer, and if he or she is in charge of a banking region, the performance of that region. In evaluating a regional bank president, the Committee reviews the goals for that banking region, including return on assets, growth in assets, asset quality, return on equity, gross margin, net income, operating income, net cash flow and regulatory examination results. In evaluating an executive officer of the parent, the Committee reviews the goals of the parent company including shareholder return, earnings per share, and the other criteria noted above. The final consideration is the overall profitability of the Company. The Committee then determines the amount of the awards. In each case, the Committee makes the determination at their discretion as to the issuance and amount of any award.

The Committee awarded annual cash bonuses for 2013 to each of our named executive officers, except our Chairman, in amounts that ranged from 42% to 50% of the executive’s 2013 base salary. These amounts were at or near the maximum bonus award for which each executive was eligible. The awards were based primarily on each executive’s contribution to the completion of our acquisition of Liberty Bancshares, Inc. and the Company’s financial performance during 2013, which included record net income and an increase in diluted earnings per share, excluding merger expenses and acquisition gain, of $0.20, or 17.7%, for the year ended 2013 when compared to the previous year.

Long-term Incentives

Consistent with the Company’s philosophy that favors compensation based upon performance, long-term incentives comprise a significant component of total compensation. In 2012, the Board of Directors adopted and the shareholders approved the Amended and Restated 2006 Stock Option and Performance Incentive Plan (the “Plan”). The purpose of the Plan is to attract and retain highly qualified officers, directors, and key employees, and to encourage those employees to improve our business results. The Plan is administered by our Compensation Committee. Subject to the terms of the Plan, the Committee may select participants to receive awards, determine the types, terms and conditions of awards and interpret provisions of the Plan.

It is the policy of the Committee to award grants with an exercise price set at the fair market value on the date of the grant. The Company does not have a practice of timing option or restricted stock grants to coordinate with the release of material non-public information. The Committee evaluates opportunities under the Plan along with the annual setting of salaries and awarding bonuses. The Committee will also consider awards under the Plan if appropriate in recruiting a new employee.

The Committee uses one or more of the following business criteria, on a consolidated basis and/or with respect to specified banking regions (except with respect to the total shareholder return and earnings per share criteria), in establishing performance goals for awards intended to comply with Section 162(m) of the Internal Revenue Code granted to covered employees:

•	shareholder return;

•	return on assets;

•	growth in assets;

•	asset quality;

•	return on equity;

•	earnings per share;

•	net income; and

•	operating income.

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the compensation that publicly held corporations may deduct in any one year with respect to each of its five most highly paid executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. Annual cash incentive compensation and stock option awards are generally performance-based meeting those requirements and, as such, are deductible. The Compensation Committee has not adopted a policy with regard to this issue. The Amended and Restated 2006 Stock Option and Performance Incentive Plan contains certain provisions which are intended to further the Company’s eligibility to deduct future performance-based compensation in accordance with Section 162(m).

Historically, the Committee has granted both regular and performance-based nonqualified stock options. Awards granted on a regular (or fixed) basis carry a set vesting schedule based on a certain time period as determined by the Committee. Performance-based awards are payable in recognition of achievement of certain annual and/or cumulative performance goals of the Company or our bank subsidiary based on one or more of the criteria described above over a period of time longer than one year. Under the Amended and Restated 2006 Stock Option and Performance Incentive Plan, the Committee must certify in writing that all of the performance goals and other material terms of a performance-based award have been met before the named executive officer may receive payment for such award. The Committee may confer with the Audit Committee as necessary when confirming achievement of performance goals. The equity awards (both fixed and performance-based) typically have been based on a vesting period of three to five years.

The Committee may also grant restricted stock under the Plan based on the criteria described above. The restricted period for such shares may be subject to the satisfaction of Company or individual performance objectives but may not be less than one year. If the restricted shares are not subject to any such performance objectives, the restricted period may not be less than three years.

The Committee most recently granted performance-based equity awards in August 2012, when the Committee awarded an aggregate of 208,000 restricted shares (split adjusted) of our common stock to our executive officers and certain other employees pursuant to the Plan, including 86,000 shares (split adjusted) subject to time vesting (“Restricted Shares”) and 122,000 shares (split adjusted) subject to performance-based vesting (“Performance Shares”). These grants included a total of 32,000 shares (split adjusted) awarded to our named executive officers except our Chairman, half of which are Restricted Shares and half of which are Performance Shares. The purpose of these awards was to further align the interests of our named executives and key employees with the interests of our shareholders, to enhance the ability of the Company to attract and retain the best available talent and to encourage the highest level of performance by, and provide additional incentive to, our executives and key employees. The shares awarded had a fair market value on the date of grant of $14.78 per share (split adjusted).

The performance goal for the Performance Shares consisted of a targeted average of $0.3125 diluted earnings per share (split adjusted) or cumulative $1.25 diluted earnings per share (split adjusted) over a four consecutive quarter period. The Company met this performance goal as of September 30, 2013. In accordance with the terms of the Performance Share awards, these shares will now “cliff” vest on September 30, 2016, subject to the officer’s or employee’s continued employment with the Company. The Restricted Shares will “cliff” vest on the third annual anniversary of the grant date, subject to the officer’s or employee’s continued employment with the Company. The shares will become fully vested upon death or disability or upon a change in control of the Company, provided that, in the case of the Performance Shares, the market price of the Company’s common stock at the time of the change of control is over $15.00 per share (split adjusted). If, upon a change in control, the market price of the Company’s common stock is $15.00 per share (split adjusted) or below, vesting of the Performance Shares will be at the Committee’s discretion.

On January 18, 2013, the Committee granted stock options representing a total of 70,000 shares (split adjusted) of our common stock at an exercise price of $17.25 per share (split adjusted) to our Chairman, Mr. Allison, and one other named executive officer, Mr. French, including options to purchase 50,000 shares (split adjusted) to our Mr. Allison and options to purchase 20,000 shares (split adjusted) to Mr. French. These stock options vest in five equal annual installments beginning on January 18, 2014. Additionally, on January 18, 2013, the Committee awarded 4,000 shares (split adjusted) of restricted stock with a fair market value on the date of grant of $17.25 per share (split adjusted) to Mr. French. These restricted shares will “cliff” vest on January 18, 2016. The awards to Mr. French were based on his leadership during the integration of our seven FDIC-assisted acquisitions over the past three years as well as our Vision Bank and Premier Bank acquisitions in 2012. The Committee awarded the stock options to Mr. Allison partially in lieu of a salary increase for 2013 and partially as an additional long-term incentive to further align his interests with those of our shareholders.

On January 17, 2014, the Committee awarded 40,000 restricted shares of our common stock to Mr. Allison in recognition of his contributions toward our acquisition of Liberty Bancshares, Inc. and 3,000 restricted shares of our common stock to Mr. French for his continued efforts related to our FDIC-assisted, Vision Bank and Premier Bank acquisitions. The restricted shares to Mr. Allison will vest in three equal annual installments beginning on January 17, 2015. The restricted shares to Mr. French will “cliff” vest on January 17, 2017.

Retirement and Insurance Benefits

Post-Termination Benefits. We do not have any employment, salary continuation, or severance agreements currently in effect for any of our executive officers.

Chairman’s Retirement Plan. In 2007, our Board of Directors, based on a recommendation by the Compensation Committee, approved a Chairman’s Retirement Plan for our Chairman, John W. Allison. The Chairman’s Retirement Plan provides a supplemental retirement benefit to Mr. Allison of $250,000 per year for 10 consecutive years or until Mr. Allison’s death, whichever occurs later.

The benefits under the plan became 100% vested and commenced on Mr. Allison reaching age 65 in 2011. The vested benefits are payable over 10 years or Mr. Allison’s life, whichever is greater. If Mr. Allison dies during the 10 year guaranteed benefit period, his beneficiary will receive the remaining payments due during the guaranteed period. If he dies after the guaranteed benefit period, no further benefits will be paid. The annual benefit will be paid in monthly installments.

Supplemental Executive Retirement Plan. Prior to our acquisition of Community Bank, the bank purchased life insurance policies on its President and Chief Executive Officer, Tracy M. French. The policies offset benefit expenses associated with a supplemental annual retirement benefit that grows on a tax-deferred basis. A portion of the benefit is determined by an indexed formula. The balance of the benefit is determined by crediting interest on the accrued balances. The calculation for the benefit expense accrual is: insurance policy income minus opportunity cost plus interest. The opportunity cost is determined by the bank and is equal to the five year average of the one year Treasury Bill rate. The bank (now Centennial Bank) retains the opportunity cost. Prior to Mr. French’s retirement, any earnings in excess of the opportunity costs are accrued to a liability reserve account for his benefit. At retirement, this liability reserve account is amortized with interest and paid out over a period of 15 years. If Mr. French dies while there is a balance in his account, this balance will be paid in a lump sum to Mr. French’s beneficiaries.

The life insurance benefit for Mr. French is being provided by an endorsement split dollar life plan. Upon the death of the executive, the death benefit payable is equal to 70% of the net at-risk life insurance portion (total benefit less cash value) of the policies insuring the life of Mr. French. The bank has all ownership rights in the death benefits and surrender values of the insurance policy on Mr. French. Its obligations under the retirement benefit portion of this policy are unfunded; however, the bank has purchased life insurance policies on Mr. French that are actuarially designed to offset the annual expenses associated with the benefit portion of the policy and will, given reasonable actuarial assumptions, offset all of the cost during Mr. French’s lifetime and provide a complete recovery of costs at death.

401(k) Plan. All our full- and part-time employees over the age of 21 are eligible to participate in our 401(k) Plan immediately. We contribute a matching contribution equal to 50% of the participants’ first 6% of deferred compensation contribution. In addition, we may make a discretionary contribution. No discretionary contributions were made during 2013.

Health and Insurance Benefits. Our full-time officers and employees are provided hospitalization and major medical insurance. We pay a substantial part of the premiums for these coverages. All insurance coverage under these plans is provided under group plans on generally the same basis to all of our full-time employees. Also, we provide other basic insurance coverage including dental, life, and long-term disability insurance.

In 2004, First State Bank (now Centennial Bank) adopted an endorsement split-dollar life insurance plan which provides for the purchase of life insurance policies insuring the life of Mr. Allison. Both the bank and Mr. Allison have an interest in each of the policies, and therefore, this is classified as an endorsement split-dollar plan. Mr. Allison’s beneficiaries will be entitled to an amount equal to 50% of the net at-risk insurance portion of the total proceeds. The net at-risk portion is the total proceeds less the cash value of the policy. Mr. Allison recognizes the economic value of this death benefit each year on his individual income tax return. The beneficiaries of the policies are named by Mr. Allison and the bank will receive the remainder of the death benefit. The bank has all ownership rights in the death benefits and surrender values of the policies. The premium paid on June 4, 2004, for the policies was $4.8 million. Effective December 22, 2006, the death benefits payable under these policies split between the bank and Mr. Allison’s beneficiaries. If the death benefit were paid in 2014, approximately $8.6 million would be paid to the bank and approximately $2.2 million would be paid to Mr. Allison’s beneficiaries.

Perquisites

The Company provided certain perquisites to executive management in 2013. These perquisites included:

•	401(k) contributions

•	Country club dues

•	Gasoline for personal car

•	Car allowance

•	Use of company owned car

During 2013, the Company purchased a 50% ownership interest in an airplane owned by Mr. Allison’s company, Capital Buyers. We share the use and the annual fixed cost of the airplane with an unaffiliated third party, which owns the remaining 50% interest in the airplane, and Mr. Allison through a specified time allotment and cost sharing arrangement. In addition, the Company from time-to-time uses a separate airplane owned by Capital Buyers. An employee of the Company is a pilot and flies the airplanes. Mr. Allison also uses the airplanes and the pilot for personal travel which may or may not occur during working hours. When the Company uses the Capital Buyers plane, Capital Buyers charges the Company for out of pocket expenses and other expenses attributable to use and maintenance of the aircraft.

Compensation of the Chairman

Salary and Short-Term Incentive Compensation. During 2013, Mr. Allison received $275,000 as salary from the Company, representing no change from his 2012 salary. Mr. Allison’s salary for 2014 is also unchanged at $275,000. In prior years, Mr. Allison has received a discretionary cash bonus; however, he did not receive any cash bonus for 2013. In January 2013, the Compensation Committee granted stock options to Mr. Allison in lieu of a salary increase for 2013. Mr. Allison’s equity awards are discussed below under “Long-Term Incentive Compensation.”

Long-Term Incentive Compensation. Mr. Allison has in the past received awards of both fixed and performance-based stock options as well as awards of restricted stock under the Plan. On January 18, 2013, the Compensation Committee granted Mr. Allison a long-term incentive award of options to purchase 30,000 shares (split adjusted) of our common stock in lieu of a salary increase for 2013 and additional options to purchase 20,000 shares (split adjusted) of our common stock as an additional long-term incentive to further align his interests with those of our shareholders. These stock options are exercisable at an exercise price of $17.25 per share (split adjusted) and have a fair market value as of the date of grant of $95,550 and $63,700, respectively. The options vest in five equal annual installments beginning on January 18, 2014. The Committee also awarded Mr. Allison and each of our non-employee directors 2,000 restricted shares (split adjusted) of our common stock on January 18, 2013, with a fair market value on the date of grant of $34,500, or $17.25 per share (split adjusted). These restricted shares vest in three equal annual installments beginning on January 18, 2014. During 2013, Mr. Allison exercised a total of 7,866 previously vested stock options for a total value received on exercise of $243,648. Also, a total of 5,362 restricted shares (split adjusted) previously granted to Mr. Allison vested during 2013 for a total value received on vesting of $94,615.

On January 17, 2014, the Committee awarded Mr. Allison 40,000 restricted shares our common stock with a fair market value on the date of grant of $1.4 million, or $34.14 per share, in recognition of his leadership and significant contributions in our acquisition of Liberty Bancshares, Inc. These restricted shares will vest in three equal annual installments beginning on January 17, 2015.

Chairman’s Retirement Plan. In April 2007, our Board of Directors, based on a recommendation by the Compensation Committee, approved a Chairman’s Retirement Plan for Mr. Allison, which provides him a supplemental retirement benefit of $250,000 per year for 10 consecutive years or until Mr. Allison’s death, whichever occurs later. The benefits under the plan became 100% vested and benefit payments began upon Mr. Allison reaching age of 65 in 2011. The vested benefits will be paid in monthly installments. If Mr. Allison dies during the 10 year guaranteed benefit period, his beneficiary will receive any remaining payments due. If he dies after the guaranteed benefit period, no further benefits will be paid. During 2013, Mr. Allison received payments totaling $250,000 under the plan. See “COMPENSATION DISCUSSION AND ANALYSIS – Components of Compensation” for more information on the Chairman’s Retirement Plan.

Director Fees. Mr. Allison receives an additional fee for his service as Chairman of the Board of Directors of the Company. The fee for his service as Chairman of the Board is set by the Board of Directors. In addition, Mr. Allison is Chairman of the board of directors of the Company’s subsidiary bank and serves on each regional board of directors of the bank. He receives a fee for his service on the board of directors and each regional board of the bank. The fees for his service on each board are set by the respective boards of the bank. Mr. Allison earned a total of $61,154 in fees for his service on the Board of Directors of the Company and the board of directors and regional boards of the bank during 2013, including fees for his service on committees of the Company and bank boards.

Perquisites. Mr. Allison annually receives certain perquisites from the Company. The perquisites provided to Mr. Allison during 2013 included the use of a pilot employed by the Company for personal trips in the Company’s airplane and another airplane owned by a company owned by Mr. Allison, an auto allowance, payments for gasoline for Mr. Allison’s personal car, payment of country club dues, Company-owned life insurance and discretionary executive gifts. The amounts of these perquisites are disclosed below under “EXECUTIVE COMPENSATION – Summary Compensation Table.”

Compensation of the Chief Executive Officer

Salary and Short-Term Incentive Compensation. During 2013, Mr. Sims received $360,000 as salary from the Company, an increase of 7.5% from his 2012 salary of $335,000. Mr. Sims continues to be eligible for an annual discretionary cash bonus based on the previously described criteria. The Compensation Committee awarded Mr. Sims a discretionary cash bonus of approximately 42% of his base salary for his services during 2013. This award was based on his stewardship as CEO in the achievement of the Company’s acquisition of Liberty Bancshares, Inc. and the Company’s financial performance during 2013, which included record net income and an increase in diluted earnings per share, excluding merger expenses and acquisition gain, of $0.20, or 17.7%, for the year ended 2013 when compared to the previous year. On January 13, 2014, the Compensation Committee approved an increase in Mr. Sims’ salary for 2014 to $390,000.

Long-Term Incentive Compensation. Mr. Sims has in the past received awards of both fixed and performance-based stock options as well as awards of restricted stock under the Plan. No long-term incentive awards were granted to Mr. Sims during 2013. However, as of September 30, 2013, the Company achieved the performance goals for the Performance Shares awarded in August 2012 to certain named executive officers and employees, including 4,000 shares (split adjusted) to Mr. Sims with a fair market value on the date of grant of $59,120, or $14.78 per share (split adjusted). These shares will now “cliff” vest on September 30, 2016. An additional 4,000 Restricted Shares (split adjusted) of our common stock granted to Mr. Sims in August 2012, will “cliff” vest on the third annual anniversary of the grant date. In addition, during 2013, a total 5,212 of restricted shares (split adjusted) previously granted to Mr. Sims vested for a total value received on vesting of $91,962.

Perquisites. Mr. Sims annually receives certain perquisites from the Company. Perquisites provided to Mr. Sims during 2013 included payments for gasoline for Mr. Sims’ personal car, personal use of a Company car, payment of country club dues and discretionary executive gifts. The amounts of these perquisites are disclosed below under “EXECUTIVE COMPENSATION – Summary Compensation Table.”

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

The following Compensation Committee Report should not be deemed filed or incorporated by reference into any other document, including the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report into any such filing by reference.

In accordance with its written charter, which was re-adopted in its current form by the Board of Directors on January 17, 2014, the Compensation Committee evaluates and approves the plans and policies related to the compensation of the Company’s executive officers and directors. A copy of the Compensation Committee charter is published on the Company’s website at www.homebancshares.com under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”

The Committee met twice in 2013 to discuss, among other items, the salaries, bonuses and other compensation of the senior executive officers and other key employees of the Company.

In determining the compensation of the executive officers for 2014, the Committee, among other things, evaluated the performance of the Chief Executive Officer and the other executive officers in light of corporate goals and objectives and reviewed the Chairman’s compensation recommendations. The Committee also set the bonuses to our named executive officers for 2013.

The Compensation Committee reviewed and discussed with management the information provided in the preceding Compensation Discussion and Analysis section of this Proxy Statement. Based on its review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K for the calendar year ended December 31, 2013, for filing with the SEC.

Home BancShares, Inc.

Compensation Committee Members

Dale A. Bruns, Chairman

Milburn Adams

Richard H. Ashley

Richard A. Buckheim

Jack E. Engelkes

EXECUTIVE COMPENSATION

The following table sets forth various elements of compensation awarded to or paid by us for services rendered in all capacities by our CEO, our CFO and our three other most highly-compensated executive officers, our “named executive officers,” during the fiscal year ended December 31, 2013.

Summary Compensation Table

Name and principal position	Year	Salary	Bonus	Stock awards	Option awards		Non-equity incentive plan compensation	Change in pension value and non-qualified deferred compensation earnings	All other compensation		Total

C. Randall Sims, Chief Executive Officer	2013	$360,000	$150,000	—	—		—	—	$21,569	(1)	$531,569
	2012	335,000	214,000	$118,240	—		—	—	19,864		687,104
	2011	310,000	77,500	96,255	—		—	—	17,604		501,359

Randy E. Mayor, Chief Financial Officer and Treasurer	2013	275,000	120,000	—	—		—	—	11,592	(2)	406,592
	2012	245,000	156,250	118,240	—		—	—	11,978		531,468
	2011	225,000	56,250	70,034	—		—	—	10,815		362,099

John W. Allison, Chairman	2013	275,000	—	34,500	159,250		—	$175,568	363,283	(3)	1,007,601
	2012	275,000	198,358	—	—		—	181,272	366,096		1,020,726
	2011	250,000	62,475	77,617	—		—	372,461	230,234		992,787

Tracy M. French, Regional President of Centennial Bank	2013	280,000	140,000	69,000	132,400	(4)	—	30,360	26,720	(4)(5)	678,480
	2012	250,000	159,500	118,240	—		—	30,098	16,962		574,800
	2011	230,000	57,500	106,564	—		—	24,401	12,428		430,893

Robert F. Birch, Jr., Regional President of Centennial Bank	2013	265,000	132,500	—	—		—	—	18,717	(6)	416,217
	2012	250,000	149,500	118,240	—		—	—	16,373		534,113
	2011	230,000	57,500	73,528	—		—	—	15,506		376,534

(1)	Includes gasoline for personal car, $181; personal use of Company car, $2,702; country club dues, $6,170; 401(k) contribution, $8,750; executive gifts, $572; and income realized from restricted stock dividends, $3,194. The incremental cost of the car was determined by multiplying the percentage of personal miles times the annual lease value of the car.
(2)	Includes country club dues, $2,268; 401(k) contribution, $5,796; executive gifts, $572; and income realized from restricted stock dividends, $2,956.
(3)	Mr. Allison used a pilot employed by the Company for personal trips in an airplane owned by Capital Buyers, a company owned by Mr. Allison. The incremental cost of those services was determined to be $7,000, using $500 per trip, current rate for a commercial pilot, times 14 trips of personal travel. Other Compensation also includes Company Board of Directors fees, $28,000; subsidiary bank director and advisory board fees, $21,600; committee fees, $11,554; auto allowance, $18,000; gasoline for personal car, $2,928; 401(k) contribution, $8,929; country club dues, $5,199; Company-owned life insurance ownership, $8,217; income realized from supplemental retirement plan, $250,000; income realized from restricted stock dividends, $1,284; and executive gifts, $572.
(4)	Includes $68,800 of options received as part of a Chairman’s Award presented to Mr. French at the Company’s Annual Meeting of shareholders on April 18, 2013. The Chairman’s Award consisted of $10,000 in cash and options to purchase 20,000 shares (split adjusted) of our common stock at an exercise price of $19.08 per share (split adjusted). The fair market value of these options on the date of grant was $3.44 per share (split adjusted), computed in accordance with FASB ASC Topic 718. These options vest in five equal annual installments beginning on April 18, 2014.
(5)	Includes gasoline for personal car, $200; personal use of Company car, $2,050; 401(k) contribution, $8,514; income realized from restricted stock dividends, $4,447; Company-owned life insurance ownership, $937; executive gifts, $572; and the cash portion of Mr. French’s Chairman’s Award, $10,000. The personal use of the car was determined the same as disclosed in Note 1 above.
(6)	Includes excess payment for auto expense reimbursement, $3,678; 401(k) contribution, $8,115; country club dues, $3,365; income realized from restricted stock dividends, $2,987; and executive gifts, $572.

Employment Agreements

We currently do not have any employment, salary continuation or severance agreements in effect with any of our executive officers.

Stock Awards and Stock Option Grants

The number of shares authorized for issuance under the Home BancShares Amended and Restated 2006 Stock Option and Performance Incentive Plan, as approved by the Company’s shareholders in 2012, is 4,644,000 (split adjusted). All option and share numbers provided below are adjusted for the June 2013 2-for-1 stock split. In 2013, there were 183,500 options (split adjusted) granted pursuant to the Plan, and options to purchase 86,201 shares (split adjusted) were exercised. None of the options granted were to executive officers of the Company. The Company granted restricted stock awards representing a total of 34,666 shares (split adjusted) of our common stock during 2013. See “COMPENSATION DISCUSSION AND ANALYSIS – Components of Compensation” for more information on the Amended and Restated 2006 Stock Option and Performance Incentive Plan and the restricted stock awards granted during 2013.

On January 17, 2014, the Company granted 40,000 shares of our restricted common stock to Mr. Allison and 3,000 restricted shares of our common stock to Mr. French. As of February 21, 2014, options to purchase 957,298 shares remain outstanding under the Plan, and 1,551,967 shares of common stock remain available for future awards under the Plan.

The following table contains information about awards granted pursuant to the Plan to each of our named executive officers during the fiscal year ended December 31, 2013:

Grants of Plan-Based Awards Table

		Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	All other stock awards: number of shares of stock or units	All other option awards: number of securities underlying options	Exercise or base price of option awards (per share)	Grant date fair value of stock and option awards
C. Randall Sims	1/18/13	—	—	—	—	—	—	—	—	—	—
Randy E. Mayor	1/18/13	—	—	—	—	—	—	—	—	—	—
John W. Allison	1/18/13	—	—	—	—	—	—	2,000	—	—	$34,500
Tracy M. French	1/18/13	—	—	—	—	—	—	4,000	—	—	69,000
Robert F. Birch, Jr.	1/18/13	—	—	—	—	—	—	—	—	—	—

The Company does not currently have a policy regarding repricing of stock options.

The following table contains information, on a stock dividend adjusted basis, about unexercised stock options previously granted to each of our named executive officers that are outstanding as of December 31, 2013:

[Table follows on next page.]

Outstanding Equity Awards at Fiscal Year-End Table No. 1

	Option Awards
Name	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable		Equity incentive plan awards: Number of securities underlying unexercised unearned options	Option exercise price	Option expiration date
John W. Allison	2,851	—		—	$3.08	12/31/2014
	712	—		—	3.50	12/31/2014
	712	—		—	3.50	12/31/2015
	712	—		—	3.92	12/31/2014
	712	—		—	3.92	12/31/2015
	712	—		—	3.92	12/31/2016
	712	—		—	4.21	12/31/2014
	712	—		—	4.21	12/31/2015
	712	—		—	4.21	12/31/2016
	712	—		—	4.21	12/31/2017
	576	—		—	4.78	12/31/2014
	2,303	—		—	4.78	1/1/2015
	2,879	—		—	4.78	12/31/2014
	2,879	—		—	4.78	1/1/2015
	8,637	—		—	4.78	1/1/2015
	712	—		—	4.92	12/31/2014
	712	—		—	4.92	12/31/2015
	712	—		—	4.92	12/31/2016
	712	—		—	4.92	12/31/2017
	712	—		—	4.92	12/31/2018
	712	—		—	5.33	12/31/2015
	712	—		—	5.33	12/31/2016
	712	—		—	5.33	12/31/2017
	712	—		—	5.33	12/31/2018
	712	—		—	5.33	12/31/2019
	178,200	—		—	5.33	7/27/2015
	88,957	—		—	5.54	3/13/2016
	35,640	—		—	8.54	1/17/2018
	4,752	—		—	8.60	1/9/2018
	47,520	—		—	10.16	1/18/2017
	—	50,000	(1)	—	17.25	1/17/2023
Tracy M. French	40,000	—		—	5.54	3/13/2016
	—	20,000	(2)	—	17.25	1/17/2023
	—	20,000		—	19.08	4/17/2023
Robert F. Birch, Jr.	24,191	—		—	4.34	11/30/2014
	29,651	—		—	5.54	3/13/2016

(1)	10,000 of these shares vested on January 17, 2014.
(2)	4,000 of these shares vested on January 17, 2014.

The following table contains information about the restricted stock awards previously granted to each of our named executive officers that are outstanding as of December 31, 2013:

Outstanding Equity Awards at Fiscal Year-End Table No. 2

	Stock Awards
Name	Number of shares or units of stock that have not vested		Market value of shares or units of stock that have not vested(1)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested
C. Randall Sims	3,014	(2)	$112,573	—	—
	4,000	(3)	149,400
	4,000	(4)	149,400

Randy E. Mayor	2,192	(2)	81,871	—	—
	4,000	(3)	149,400
	4,000	(4)	149,400
John W. Allison	2,428	(2)	90,686	—	—
	2,000	(5)	74,700
Tracy M. French	3,334	(2)	124,525	—	—
	4,000	(3)	149,400
	4,000	(4)	149,400
Robert F. Birch, Jr.	2,300	(2)	85,905	—	—
	4,000	(3)	149,400
	4,000	(4)	149,400

(1)	The market value applied to the unvested shares of the named executive officer’s restricted common stock was $37.35 per share based upon the last trade price as reported on the NASDAQ Global Select Market on December 31, 2013.
(2)	These shares vested on February 2, 2014.
(3)	All of these shares will “cliff” vest on August 2, 2015.
(4)	These performance based shares will “cliff” vest on the third annual anniversary of the date that the performance goal is met. The performance goal will be met as of the end of the calendar quarter when the Company has averaged $0.3125 diluted earnings per share (split adjusted) for four consecutive quarters or $1.25 total diluted earnings per share (split adjusted) over a period of four consecutive quarters. The performance goal was met on September 30, 2013, and therefore, all of these shares will “cliff” vest on September 30, 2016.
(5)	One-third of these shares vested on January 18, 2014. The remaining unvested shares will vest on January 18, 2015 and 2016, equally.

Option Exercises and Stock Awards Vested in 2013

The following table contains information about stock options exercised by each of our named executive officers during 2013.

Option Exercises and Stock Awards Vested Table

Name	Option Awards		Stock Awards
	Number of shares acquired on exercise	Value realized on exercise	Number of shares acquired on vesting	Value realized on vesting
C. Randall Sims	—	—	5,212	$91,962
Randy E. Mayor	—	—	2,924	51,587
John W. Allison	7,866	$243,648	5,362	94,615
Tracy M. French	—	—	4,804	84,757
Robert F. Birch, Jr.	24,191	567,138	3,770	66,517

Pension and Other Benefits

The following table contains information about the actuarial present value of the accumulated benefit to each of our named executive officers under each plan in which the named executive officer participates that provides for the payment of specified retirement benefits or benefits that will be paid primarily following retirement:

Pension and Other Benefits Table

Name	Plan Name	Number of years credited service	Present value of accumulated benefit	Payments during last fiscal year
C. Randall Sims	N/A	—	—	—
Randy E. Mayor	N/A	—	—	—
John W. Allison	Chairman’s Retirement Plan	(1)	$2,153,788	—
Tracy M. French	Supplemental Executive Retirement Plan	(1)	197,767	—
Robert F. Birch, Jr.	N/A	—	—	—

(1)	The benefits under the Chairman’s Retirement Plan and the Supplemental Executive Retirement Plan are not dependent on credited years of service. The benefits under the Chairman’s Retirement Plan became fully vested in 2011 when Mr. Allison reached age 65. Mr. French is fully vested in the balance accrued to the liability reserve account for his benefit in connection with the Supplemental Executive Retirement Plan.

See “COMPENSATION DISCUSSION AND ANALYSIS – Components of Compensation” and “COMPENSATION DISCUSSION AND ANALYSIS – Compensation of the Chairman” for more information regarding the Chairman’s Retirement Plan.

Nonqualified Deferred Compensation

We do not currently have in effect any defined contribution or other plan that provides for the deferral of compensation to any of our executive officers on a basis that is not tax-qualified.

Payments Upon Termination or Change-In-Control

We do not currently have in effect any compensatory plan or other arrangement that provides for payments or the provision of benefits to any of our executive officers upon their termination of employment with the Company or upon a change in control of the Company or a change in the officer’s responsibilities.

Compensation Risk Assessment

The Compensation Committee and management conducted an assessment of the risks associated with our compensation policies and practices during 2013, including our compensation arrangements for both executives and non-executive employees. That assessment included a review of policies and procedures relating to the components of our compensation program, a review of incentive-based equity and cash compensation features, identification of any compensation design features that could potentially encourage excessive or imprudent risk taking, and consideration of the presence or absence of controls, oversight or other factors that mitigate potential risk.

During the review, the Committee and management concluded that several factors and controls relating to our compensation policies and practices mitigate against the potential for risks that could materially and adversely affect the Company. These factors and controls include:

•	the Company’s lack of involvement in activities regarded as having significant inherent risk, such as mortgage-backed securities and proprietary trading;

•	management’s review of compensation arrangements of employees of the Company or our bank subsidiary having compliance, risk, credit quality, quality assurance and finance roles;

•	oversight of incentive compensation by the Compensation Committee, which is made up of independent directors;

•	effective internal controls over financial reporting for the Company;

•	appropriate segregation of duties; and

•	restrictions on awards that align the interests of the employee with the interests of the shareholders.

Based upon this assessment, we do not believe that our employee compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

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PROPOSAL TWO – ADVISORY (NON-BINDING) VOTE

APPROVING EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. This vote is commonly known as a “say-on-pay” vote. At our Annual Meeting in 2012, our shareholders voted to recommend that the Company hold future “say-on-pay” votes annually until the Company is next required to hold an advisory vote on the frequency with which the Company will hold future “say-on-pay” votes, which will be in 2018. Accordingly, the Company presents the resolution set forth below for approval by the shareholders in accordance with the Dodd-Frank Act and Section 14A of the Securities Exchange Act of 1934.

At our Annual Meeting in 2013, our shareholders approved, on an advisory basis, the compensation of our named executive officers for 2012, as disclosed in last year’s proxy statement. We value the endorsement by our shareholders of our executive compensation policies. We believe that our compensation policies and procedures are competitive, are focused on pay for performance principles and are strongly aligned with the long-term interests of our shareholders. The Compensation Committee, which is comprised entirely of independent directors, oversees our executive compensation program and monitors our policies to ensure they continue to emphasize programs that reward executives for results that are consistent with shareholder interests.

We encourage you to closely review our Compensation Discussion and Analysis and the tabular disclosure which follows it, including the footnotes and narratives which accompany each table, as they describe our compensation policies and procedures and the components and amounts comprising the compensation paid to our named executive officers.

The following resolution gives you as a shareholder the opportunity to endorse or not endorse the compensation we pay to our named executive officers by voting to approve or not approve such compensation as described in this Proxy Statement:

“RESOLVED, that the shareholders of Home BancShares, Inc. (the “Company”) approve the compensation of the Company’s executives named in the Summary Compensation Table of the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Executive Compensation tables and the related disclosure contained in the Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board of Directors and may not be construed as overruling any decision by the Board. However, the Compensation Committee may, in its sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements.

Our Board of Directors and our Compensation Committee believe that our commitment to responsible compensation practices as described in this Proxy Statement justifies a vote by shareholders FOR the resolution approving the compensation of our executives as disclosed in this Proxy Statement.

The Board of Directors Recommends that Shareholders Vote

FOR

the Advisory (Non-binding) Resolution Approving

the Company’s Executive Compensation

PROPOSAL THREE – RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our consolidated financial statements as of and for the fiscal year ended December 31, 2013, were audited by BKD, LLP, an independent registered public accounting firm. In 2013, the Audit Committee of the Board of Directors and our shareholders approved the engagement of BKD, LLP to be our independent registered accounting firm for fiscal year 2013. The Audit Committee intends to approve the re-engagement of BKD, LLP to be our independent registered public accounting firm for the fiscal year ending December 31, 2014, subject to the ratification of the appointment by our shareholders at the Annual Meeting and our formal acceptance of an engagement letter from BKD, LLP after the Annual Meeting.

Shareholders’ ratification of the selection of BKD, LLP to be our independent registered public accounting firm for fiscal year 2014 is not required by our Bylaws or otherwise. However, the Board is submitting the selection of the independent registered public accounting firm to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection of BKD, LLP, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may, at its discretion, direct the appointment of a different independent registered accounting firm at any time during the year if it determines that such change is in the best interests of the Company and our shareholders.

Representatives of BKD, LLP are expected to attend the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

The Board of Directors Recommends that Shareholders Vote

FOR

the Ratification of the Appointment of BKD, LLP

as the Company’s Independent Registered Public Accounting Firm

for the 2014 Calendar Year

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

In accordance with its written charter, which was re-approved in its current form by the Board of Directors on January 17, 2014, the Audit Committee assists the Board in, among other things, oversight of our accounting and financial reporting processes, our compliance with legal regulatory requirements, the qualifications and independence of the independent auditors and the performance of the internal and independent auditors. A copy of the Audit Committee charter is published on the Company’s website at www.homebancshares.com under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”

Our Board of Directors has determined that all five members of the Committee are independent based upon the independence requirements of the SEC and NASDAQ, and that our Chairman, Mr. Engelkes, satisfies the criteria of an “audit committee financial expert” as defined by the regulations of the SEC.

Management is responsible for the preparation, presentation, and integrity of our financial statements, for the appropriateness of our accounting principles and reporting policies and for implementing and maintaining internal control over financial reporting. Our independent auditors are responsible for auditing the financial statements and internal controls over financial reporting and for reviewing our unaudited interim financial statements. The Audit Committee’s responsibility is to monitor and review these processes and procedures. Except for our Chairman, Mr. Engelkes, the members of the Audit Committee are not engaged in the practice of accounting or auditing and are not professionals in those fields. The Audit Committee relies, without independent verification, on the information provided to us and on the representations made by management that the financial statements have been prepared with integrity and objectivity and on the representations of management and the opinion of the independent auditors that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States.

During 2013, the Audit Committee held four regularly scheduled meetings. The Audit Committee’s regular meetings were conducted in order to encourage communication among the members of the Audit Committee, management, the internal auditors, and our independent auditors, BKD, LLP. Among other things, the Audit Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee separately met with each of the internal and independent auditors, with and without management, to discuss the results of their examinations and their observations and recommendations regarding our internal controls. The Audit Committee also discussed with our independent auditors all matters required by auditing standards generally accepted in the United States of America, including those described in Auditing Standard No. 16, “Communication with Audit Committees.”

The Audit Committee reviewed and discussed our audited consolidated financial statements as of and for the year ended December 31, 2013, with management, the internal auditors, and our independent auditors. Management’s discussions with the Audit Committee included a review of critical accounting policies.

The Audit Committee obtained from the independent auditors a formal written statement describing all relationships between us and our auditors that might bear on the auditors’ independence consistent with Public Company Accounting Oversight Board Rule 3526, “Communication with Audit Committees Concerning Independence.” The Audit Committee discussed with the auditors any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee has reviewed and approved the amount of fees paid to BKD, LLP for audit and non-audit services. The Audit Committee concluded that the provision of services by BKD, LLP is compatible with the maintenance of BKD’s independence.

Based on the above-mentioned review and discussions with management, the internal auditors, and the independent auditors, and subject to the limitations on our role and responsibilities described above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the calendar year ended December 31, 2013, for filing with the SEC.

Home BancShares, Inc.

Audit Committee Members

Jack E. Engelkes, Chairman

Milburn Adams

Robert H. Adcock, Jr.

James G. Hinkle

Alex R. Lieblong

AUDIT AND NON-AUDIT FEES

The following table represents aggregate fees billed for professional audit services rendered by BKD, LLP to provide the audit of our annual consolidated financial statements for the years ended December 31, 2013, and December 31, 2012, respectively.

	2013	2012
Audit fees:

Annual audit and quarterly review services and other audit fees	$504,416	$471,451
Additional audit fees related to Liberty Bancshares, Inc. acquisition	120,000	—
Audit-related fees:
Audit-related fees(1)	34,147	26,930
Form S-4 registration statements, purchase price accounting and research and consulting related to Liberty Bancshares, Inc. acquisition	340,565	—
Tax fees(2)	—	1,414
All other fees(3)	35,689	34,195

(1)	Audit related fees consisted primarily of other audit and attest services, financial accounting, reporting and compliance matters.
(2)	Tax fees primarily related to Internal Revenue Service examination of the Company’s prior year income tax return. Tax services are provided by another accounting firm.
(3)	Other fees related to fees paid by the Company on behalf of the Company’s retirement plan for third-party administration of the Company’s defined contribution plan.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee has the responsibility of appointing, setting compensation for and overseeing the work of the independent auditor, and has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

Prior to engagement of the independent auditor for next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

(1)	Audit services include audit work performed in the preparation of our consolidated financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services, and consultation regarding financial accounting and/or reporting standards.

(2)	Audit-related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

(3)	Tax services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the consolidated financial statements, and includes fees in the areas of tax compliance, tax planning and tax advice.

(4)	Other fees are those associated with services not captured in the other categories. Other than the services for the third-party administration of the Company’s defined contribution plan, we generally do not request such services from the independent auditor.

Prior to the engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

The Audit Committee may delegate pre-approval authority to one or more of its members. The members to whom such authority is delegated must report, for informational purposes only, the pre-approval decisions to the Audit Committee at its next scheduled meeting.

SUBMISSION OF SHAREHOLDER PROPOSALS

In order for a proposal by a shareholder to be presented at an annual meeting of our shareholders, the proposal must be included in the related proxy statement and proxy form. Proposals by shareholders intended to be presented at the Annual Meeting of Shareholders in 2015 must be received by the Company no later than November 7, 2014, for possible inclusion in the proxy statement relating to that meeting.

For a shareholder proposal to be included in the proxy statement and proxy form for an annual meeting of the Company’s shareholders, the proposal must: (1) concern a matter that may be properly considered and acted upon at the annual meeting in accordance with applicable laws, including our Bylaws and Rule 14a-8 of the Securities Exchange Act of 1934; and (2) be received by the Company at its home office, 719 Harkrider Street, Suite 100, Conway, Arkansas 72032, Attention: Holly A. McKenna, Secretary, not less than 120 calendar days before the anniversary of the date of the previous year’s proxy statement, or November 7, 2014, in the case of the Annual Meeting of Shareholders in 2015. If no annual meeting was held the previous year and in any year in which the date of the annual meeting is moved by more than 30 days from the date of the previous year’s annual meeting, the proposal will be considered timely if received within a reasonable time before the Company begins to print and mail its proxy materials.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements, and other information with the SEC. You can read and copy these reports, proxy statements, and other information concerning the Company at the SEC’s public reference room at 100 F Street N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also view and print reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including the Company, from the SEC website at www.sec.gov.

SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE

MEETING ARE URGED TO VOTE BY TELEPHONE,

MAIL OR INTERNET.

IF YOU VOTE BY TELEPHONE OR THE INTERNET,

DO NOT RETURN YOUR PROXY CARD

By Order of the Board of Directors

C. RANDALL SIMS
Chief Executive Officer

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Daylight Time, on April 17, 2014.
Vote by Internet
• Go to www.envisionreports.com/HOMB
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US
territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —	The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - John W. Allison	☐	☐	02 - C. Randall Sims	☐	☐	03 - Randy E. Mayor	☐	☐
	04 - Milburn Adams	☐	☐	05 - Robert H. Adcock, Jr.	☐	☐	06 - Richard H. Ashley	☐	☐
	07 - Dale A. Bruns	☐	☐	08 - Richard A. Buckheim	☐	☐	09 - Jack E. Engelkes	☐	☐
	10 - James G. Hinkle	☐	☐	11 - Alex R. Lieblong	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Advisory (non-binding) vote approving the Company’s executive compensation.	☐	☐	☐	3.	Ratification of appointment of BKD, LLP as the Company’s independent registered public accounting firm for the next fiscal year.	☐	☐	☐
4.	Transact such other business as may properly come before the meeting or any adjournments thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — HOME BANCSHARES, INC.	+

719 Harkrider Street, Suite 100

Conway, Arkansas 72032

(501) 328-4770

www.homebancshares.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To Be Held on April 17, 2014

The undersigned constitutes and appoints Randy E. Mayor and Brian S. Davis or either of them, proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of common stock of Home BancShares, Inc. which the undersigned is entitled to vote at the Annual Meeting of shareholders of the Company to be held on April 17, 2014, at 6:30 p.m. (CDT) at the Little Rock Marriott, located at 3 Statehouse Plaza, Little Rock, Arkansas, for the purposes stated on the reverse side.

Only shareholders of record on February 28, 2014, will be entitled to vote at the meeting or any adjournments thereof. A list of shareholders will be available for inspection at the office of the Company at 719 Harkrider Street, Suite 100, Conway, Arkansas, 72032, beginning two business days after the date of this notice and continuing through the meeting.

YOUR VOTE IS IMPORTANT

PLEASE EXECUTE YOUR PROXY WITHOUT DELAY

C	Non-Voting Items

Change of Address — Please print new address below.

■	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+